Exhibit 1.01

PURCHASE AGREEMENT

dated as of

October 19, 2015

by and among

CROSS COUNTRY HEALTHCARE, INC.

and

THE SELLERS

3.20	Employee Benefit Plans	42
3.21	Business Generally	44
3.22	Questionable Payments	44
3.23	Brokers; Finders	44
3.24	Bank Accounts	45
3.25	Disclosure	45
Article IV	REPRESENTATIONS AND WARRANTIES OF BUYER	45
4.1	Organization and Qualification	45
4.2	Authority: No Breach	45
4.3	Certain Proceedings	46
4.4	Brokers; Finders	46
4.5	Financing	46
4.6	Buyer Common Stock Validly Issued and Fully Paid	46
4.7	Public Filings	46
Article V	COVENANTS	47
5.1	Conduct of Business of Company	47
5.2	Filings and Authorizations	48
5.3	Exclusivity	48
5.4	Access and Information	49
5.5	Further Assurances	49
5.6	Notification of Certain Matters	49
5.7	Non-Competition; Non-Solicit	50
5.8	Confidential Information	51
5.9	Public Announcements	51
5.10	Seller Release	51
5.11	Subordination Agreements	52
Article VI	CONDITIONS TO CLOSING	52
6.1	Conditions Precedent to Obligations of Buyer	52
6.2	Conditions Precedent to Obligations of Sellers	54
Article VII	Termination	55
7.1	Events of Termination	55
7.2	Effect of Termination	56
Article VIII	INDEMNIFICATION	56
8.1	Survival of Representations and Warranties	56
8.2	Indemnification by Sellers	57
8.3	Indemnification by Buyer	58

8.4	Terms and Conditions of Indemnification	58
8.5	Qualifications	60
8.6	Working Capital Adjustments	60
8.7	Mitigation	60
8.8	Limitation	60
8.9	Exclusive Remedy	60
Article IX	TAX MATTERS	60
9.1	Tax Indemnification	60
9.2	Filing Tax Returns; Payment of Taxes	61
9.3	Proration of Taxes	61
9.4	Cooperation on Tax Matters	62
9.5	Audits and Contests with Respect to Taxes	62
9.6	Transfer Taxes	62
9.7	Post-Closing Actions	63
9.8	Refunds	63
9.9	Allocation of Purchase Price	63
9.10	Coordination	64
9.11	Tax Treatment	64
Article X	MISCELLANEOUS	64
10.1	Expenses	64
10.2	Amendment	64
10.3	Entire Agreement	64
10.4	Waivers	64
10.5	Notices	64
10.6	Counterparts	65
10.7	Governing Law	65
10.8	Binding Effect; Third-Party Beneficiaries; Assignment	66
10.9	Severability	66
10.10	Headings	66
10.11	No Agency	66
10.12	Delays or Omissions	66
10.13	Knowledge	67
10.14	Sellers’ Representative	67
10.15	Interpretation	67
10.16	Conflicts of Counsel	68

PURCHASE AGREEMENT

PURCHASE AGREEMENT, dated as of October 19, 2015, by and among Cross Country Healthcare, Inc. (“Buyer”) and the Sellers (as hereinafter defined).

WHEREAS, Dennis Ducham (“DD”), Emily Serebryany (“ES”), Emily Serebryany Trust dated 4/16/14 (“ES Trust”), Val Serebryany (“VS”) and Val Serebryany Family Trust dated 2/18/14 (“VS Trust” and together with DD, ES, ES Trust and VS, individually a “Shareholder” and collectively, the “Shareholders”) own all of the capital stock of Mediscan, Inc., a California corporation (“Inc.”), Mediscan Diagnostic Services, Inc., a California corporation (“Services”), and Mediscan Nursing Staffing, Inc., a California corporation (“Staffing”);

WHEREAS, Shareholders own, or will own when issued, all of the capital stock of three new California corporations, New Mediscan, Inc. (“New Inc.”), New Mediscan Diagnostic Services, Inc. (“New Services”), and New Mediscan Nursing Staffing, Inc. (“New Staffing”) which, in accordance with Rev. Rul. 2008-18, will each be treated as a validly electing “S corporation” pursuant to Section 1362(a) of the Code (as hereinafter defined) immediately following the Reorganization (as hereinafter defined);

WHEREAS, prior to the Closing, the Shareholders will contribute (i) all of their shares of capital stock of Inc. to New Inc., (ii) all of their shares of capital stock of Services to New Services and (iii) all of their shares of capital stock of Staffing to New Staffing (collectively, the “Contribution”);

WHEREAS, following the Contribution, (i) New Inc. will make an election to treat Inc. as a “qualified subchapter S subsidiary” pursuant to Section 1361(b)(3) of the Code (a “QSub Election”), (ii) New Services will make a QSub Election with respect to Services and (iii) New Staffing will make a QSub Election with respect to Staffing, in each case effective as of the date of the Contribution;

WHEREAS, following the Contribution but prior to the Closing, each of Inc., Services and Staffing will convert into a Delaware limited liability company (collectively, the “Conversion” and together with the QSub Elections and the Contribution, the “Reorganization”); and

WHEREAS, following the Conversion:  (i) New Inc. desires to sell to Buyer all of the membership interests of Inc. (the “Inc. Interests”), (ii) New Services desires to sell to Buyer all of the membership interests of Services (the “Services Interests”), and (iii) New Staffing desires to sell to Buyer all of the membership interests of Staffing (the “Staffing Interests” and together with the Inc. Interests and the Services Interests, the “Interests”);

NOW, THEREFORE, IN CONSIDERATION OF THE FOREGOING, OF THE REPRESENTATIONS, WARRANTIES, COVENANTS AND MUTUAL AGREEMENTS HEREINAFTER CONTAINED, AND OF OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, THE PARTIES AGREE AS FOLLOWS:

ARTICLE I
DEFINITIONS

The terms defined in this Article I, whenever used herein (including, without limitation, in the Exhibits and Schedules hereto), shall have the following meanings for all purposes of this Agreement:

“Acquisition or Refinancing Transaction” has the meaning given to it in Section 5.3(a) hereof.

“Action” means any action, claim, dispute, arbitration, audit, hearing, investigation, litigation, suit or other proceeding (whether civil, criminal, arbitral, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or any referee, arbitrator or mediator.

“Affiliate” of a Person means any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlled,” “controlling,” “controlled by” and “under common control with” have meanings correlative thereto.

“Agreement” means this agreement among the parties set forth in the caption hereof, including, without limitation, all Exhibits and Schedules hereto, as the same may be amended from time to time.

“Alliance Litigation” means Alliance v. Amy Deak, et.al. filed in the Van Nuys Superior Court of the State of California for the County of Los Angeles – Central District, Case No. LC095838.

“Allocation Schedule” means the Initial Allocation Schedule attached hereto or the Final Allocation Schedule as referenced in Section 9.9.

“Applicable Law” means, with respect to any Person, any Law and other provisions having the force or effect of law applicable to such Person or any of its Affiliates or any of their respective assets, officers, directors or employees (in connection with such officer’s, director’s or employee’s activities on behalf of such Person or any of its Affiliates).

“Balance Sheet Date” means August 31, 2015.

“Books and Records” means all books and records pertaining to the Companies, of any and every kind, including client and customer lists, Tax Returns and supporting workpapers and schedules (including accountants’ workpapers), referral sources, research and development reports, operating guides and manuals, financing and accounting records, programs, inventory lists, correspondence, emails, word and data storage systems, compact discs, compact disc lists, account ledgers, minute books, stock ledgers, articles of incorporation, bylaws, files, reports, plans, advertising materials, promotional materials, drawings and operating records, held or maintained by the Companies or any Affiliate of the Companies.

“Business” means the business of (a) staffing healthcare professionals at healthcare facilities, public and charter schools, (b) staffing substitute teachers at charter schools and (c) providing school based therapy and special needs consulting services to charter schools.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City or Los Angeles are required or authorized by law to be closed.

“Buyer” has the meaning given to it in the caption hereof.

“Buyer Claimant” has the meaning given to it in Section 8.2 hereof.

“Buyer Common Stock” has the meaning given to it in Section 2.2 hereof.

“Buyer SEC Documents” has the meaning given to it in Section 4.7 hereof.

“Cash” means all cash and cash equivalents of the Companies  on hand or on deposit as of immediately prior to the Closing determined in accordance with GAAP.  Cash shall (i) be calculated net of issued but uncleared checks, as of immediately prior to the Closing, and (ii) include checks and wire transfers deposited for the account of the Companies as of immediately prior to the Closing.

“Claim” (or “Claims” when the context requires) has the meaning set forth in Section 8.2 hereof.

“Claim Notice” has the meaning set forth in Section 8.4(a) hereof.

“Claimant” has the meaning set forth in Section 8.4(a) hereof.

“Class Action Escrow Amount” has the meaning set forth in Section 2.4(a) hereof.

“Class Action Litigation” means Baldwin v. Mediscan, as defendant, filed in the Central Civil West Superior Court of the State of California for the County of Los Angeles – Central District, Case No. BC 568451.

“Closing” means the closing of the Transactions.

“Closing Date” means the second Business Day after the satisfaction or waiver of the conditions set forth in Article VI hereof, or such other date as the parties may mutually agree on which the Closing takes place.

“Closing Working Capital” means the combined Current Assets of the Companies less the combined Current Liabilities of the Companies as of the close of business on the Closing Day.

“Closing Working Capital Statement” has the meaning set forth in Section 2.A.2 hereof.

“COBRA” has the meaning set forth in Section 3.20(j) hereof.

“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

“Company” or “Companies” means each of Inc., Services and Staffing, both prior to and following the Conversion.

“Company Contracts” means all Contracts (i) to which any Company is a party or (ii) by which any Company or any of its Properties, is bound.

“Company Intellectual Property Rights” has the meaning set forth in Section 3.11(a) hereof.

“Company Leases” has the meaning set forth in Section 3.10(d) hereof.

“Company License Rights” has the meaning set forth in Section 3.11(b) hereof.

“Company Parties” means each of the Companies and New Inc., New Services and New Staffing.

“Company Real Property” means any Real Property presently or formerly owned, used, leased, occupied, managed or operated by any Company.

“Company Rights” has the meaning set forth in Section 3.11(b) hereof.

“Company Software Products” has the meaning set forth in Section 3.11(a)(i) hereof.

“Confidential Information” has the meaning set forth in Section 5.8.

“Consent” means any consent, approval, authorization, license of, registration, or filing with, or notice to, or waiver from, any federal, state, local, foreign or other Governmental Entity or any Person, including, without limitation, any security holder, creditor or vendor.

“Contract” means any agreement, contract, lease, sublease, note, loan, evidence of Indebtedness, letter of credit, franchise agreement, covenant, employment agreement, understanding, commitment, undertaking, license, instrument, indenture or other arrangement or document, whether written or oral and including any modifications, amendments or supplements thereto.

“Contribution” has the meaning given to it in the recitals hereto.

“Conversion” has the meaning given to it in the recitals hereto.

“Current Assets” means the Companies’ combined accounts receivable and prepaid expenses, but excluding (a) any prepaid workers’ compensation expenses and (b) receivables from any of the Companies’ Affiliates, officers, directors, stockholders or any of their respective Affiliates, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures with consistent classifications that were used in the preparation of the Financial Statements for the year ended December 31, 2014, as if such accounts were being prepared as of a fiscal year end.

“Current Liabilities” means the Companies’ combined accounts payable, and accrued expenses, but excluding (a) payables (other than salaries and related benefits) to any of the Companies’ stockholders or their Affiliates, (b) Indebtedness and (c) Taxes, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, that were used in the preparation of the Financial Statements for the year ended December 31, 2014, as if such accounts were being prepared as of a fiscal year end.

“DD” has the meaning given to it in the recitals hereto.

“Disclosure Schedule” means the disclosure schedule attached to this Agreement as Exhibit A.

“Employee” means an employee of any of the Companies.

“Employee Benefit Plan” mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and all other bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, stock appreciation, phantom stock, equity-based retirement, vacation, severance, employment agreement, change in control agreement, indemnification agreement, disability, death benefit, hospitalization, medical, dental, fringe benefit, accident, sickness or post-retirement or other plan, policy, program, arrangement or understanding (whether oral or written, whether or not legally binding, whether or not tax qualified and whether or not subject to ERISA) providing benefits to any current or former employee, officer, director or other service provider of any Company or with respect to which any Company has or could reasonably be expected to have any actual or potential Liability or obligation to contribute.

“Encumbrance” means any security interests, Liens, pledges, claims of third parties of any nature whatsoever, Leases, encumbrances, escrow, options, rights of first refusal, restrictions, conditional sale contracts, title retention contracts, mortgages, hypothecations, indentures or security agreements.

“Environment” means any surface or subsurface physical medium or natural resource, including, air, land, soil, surface waters, ground waters, stream and river sediments, biota and any indoor area, surface or physical medium.

“Environmental Laws” means any federal, state, local or common Law relating to the injury to, or the pollution or protection of, human health and safety or the Environment.

“Environmental Liabilities” means any Claims, judgments, suits, damages (including punitive and consequential damages), obligations (including monitoring, investigatory, corrective or remedial obligations, pursuant to any Environmental Laws), losses, penalties, fines, liabilities, Encumbrances, Liens, violations, costs and expenses (including attorneys’ and consultants’ fees), including costs of investigation, assessment, remediation or monitoring or defense of any matter relating to human health, safety or the Environment of whatever kind or nature by any Person or Governmental Entity, (A) which are incurred as a result of (i) the existence of Hazardous Substances in, on, under, at or emanating from any Real Property, (ii) the actual transportation, treatment, storage or disposal of Hazardous Substances, or (iii) the violation of or non-compliance with any Environmental Laws, or (B) which arise under the Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any entity required to be aggregated in a controlled group or affiliated service group with any Company for purposes of ERISA or the Code (including under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA), at any relevant time.

“ES” has the meaning given to it in the recitals hereto.

“ES Trust” has the meaning given to it in the recitals hereto.

“Escrow Agent” has the meaning set forth in Section 2.4(a) hereof.

“Escrow Agreement” has the meaning set forth in Section 2.4(a) hereof.

“Escrow Amount” has the meaning set forth in Section 2.4(a) hereof.

“Escrow Release Date” has the meaning set forth in Section 2.4(b) hereof.

“Estimated Closing Working Capital” has the meaning set forth in Section 2.A.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Federal Health Care Program” as the meaning set forth in 42 U.S.C. §1320a-7b(f).

“Financial Statements” means the reviewed combined balance sheets of the Companies as of December 31, 2013 and December 31, 2014 and the related reviewed combined statements of income, stockholders’ equity and cash flows for the years then ended, including the related notes thereto and (ii) the combined balance sheet of the Companies as of August 31, 2015 and the related combined statements of income and stockholders’ equity for the eight-month period then ended.

“Fundamental Representations” has the meaning set forth in Section 8.1 hereof.

“GAAP” means, at a given time, United States generally accepted accounting principles, applied on a consistent basis.

“Governmental Entity” means any federal, state, local or foreign government, political subdivision, legislature, court, tribunal, arbitrator, agency, department, bureau, commission or other governmental regulatory authority, body or instrumentality, including any industry or other non-governmental self-regulatory organizations.

“Government Medical Reimbursement Program” means Medicare, Medicaid, the Children’s Health Insurance Program, or any other local, state or federally sponsored health and/or education reimbursement program or health care benefit or treatment program.

“Gross Profit” means the dollar value of the difference between Revenue and Direct Operating Expenses incurred by the Companies during a defined period of time.  Direct Operating Expenses shall include amounts incurred by the Companies in the delivery or fulfillment of services during such period of time, and which meet the criteria for expense recognition in accordance with GAAP.  Direct Operating Expenses shall include but are not limited to compensation, benefits, payroll taxes, housing, insurance and other costs incurred.by the Companies in the delivery or fulfillment of services.  Revenue shall include amounts generated by the Companies in the delivery or fulfillment of services during such period of time, which are due or received from customers and which meet the criteria for revenue recognition in accordance with GAAP.  Such amount shall be net of any allowances or reserves as may be appropriate under GAAP similarly applied.  Revenue shall include fees for services, payments, receipts, late charges, monies, income and other consideration paid or payable to the Companies in connection with or arising from the delivery or fulfillment of services.

“Gross Profit Review Period” has the meaning set forth in Section 2.A.4(d).

“Gross Profit Statement” has the meaning set forth in Section 2.A.4(c).

“Gross Profit Statement of Objections” has the meaning set forth in Section 2.A.4(e).

“GT” has the meaning set forth in Section 10.16 hereof.

“Hazardous Substance” means any chemical, substance, material, waste, pollutant or contaminant regulated under applicable Environmental Laws, including petroleum, petroleum products, petroleum-derived substances, radioactive materials, hazardous, medical wastes, polychlorinated biphenyls, lead-based paint, radon, urea formaldehyde, asbestos or any materials containing asbestos, and any materials or substances regulated or defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “extremely hazardous substances,” “hazardous materials,” “hazardous constituents,” “toxic substances,” “pollutants,” “contaminants,” or any similar denomination intended to classify or regulate such chemicals, materials or substances by reason of their toxicity, carcinogenicity, ignitability or corrosivity or other characteristics under any of the Environmental Laws.

“Health Care Laws and Practices” means any federal, state or local Laws or guidelines regarding (i) any government-sponsored health care program, including Medicare, Medicaid, Medicare or Medicaid managed care plans and other federally or state funded health care entitlement programs, and including those Laws and guidelines related to covered services, charging practices, billing, cost reporting, claims submission or processing, collection, marketing and advertising; (ii) kickbacks, fee-splitting and other referral practices, including, without limitation, the federal anti-kickback statute set forth at 42 U.S.C. Section 1320a-7b, the federal physician self-referral law set forth at 42 U.S.C. Section 1395nn and other related or similar federal or state laws and regulations; (iii) the privacy, maintenance or protection of patient records, including HIPAA and any other similar federal or state laws; (iv) false claims, including the Civil False Claims Act (31 U.S.C. Section 3729 et seq.), the Criminal False Claims Acts (18 U.S.C. Sections 287, 1001, and 1341) or any Laws related to improper billing or submission of claims or cost reports or similar federal, state or local Laws; (v) the Civil Monetary Penalties provisions of the Social Security Act, codified at 42 U.S.C. Section 1320a-7a or any comparable rules and regulations promulgated by any other federal or state agency; (vi) state and local Laws promulgated by departments of health, mental health, social services or departments with similar jurisdiction, pertaining to the clinical and related operations of any health care facility; (vii) over-utilization or inappropriate utilization of health care services by patients or improper denial of health care services to patients; (viii) obtaining or maintaining the proper and appropriate Health Care Permits from any Governmental Entities required in order to operate a health care facility, including, without limitation, the Health Care Permits required to operate inpatient and outpatient treatment facilities, or any of the types of facilities or programs operated by Company; (ix) treatment quality and documentation of care, staff and resident supervision, and staff credentialing, (x) storage, utilization, misappropriation, incorrect, missed or improper dosage, documentation and record-keeping regarding dispensing of medication or drugs, (xi) the protection from discrimination of any individuals on the basis of any disability, (xii) 42 C.F.R. Part 2, and any other Law protecting the privacy of individuals undergoing treatment for drug addiction or alcoholism or (xiii) the practice of medicine and the employment of licensed medical or healthcare professionals.

“Health Care Permits” means licenses, permits, consents, approvals, registrations and qualifications issued pursuant to Health Care Laws and Practices.

“HIPPA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“Improvements” has the meaning set forth in Section 3.10(f) hereof.

“Inc.” has the meaning given to it in the recitals hereto

“Inc. Interests” has the meaning given to it in the recitals hereto.

“Indebtedness” means, with respect to any Person, (i) indebtedness of such Person for borrowed money, (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments, the payment for which such Person is responsible or liable, (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person, all obligations of such Person under any title retention agreement  and all obligations of such Person or any other Person secured by any Lien on any property or asset of such Person, (iv) all obligations of such Person under Leases required to be capitalized in accordance with GAAP, (v) all obligations of such Person for the reimbursement of any obligor on any letter of credit, surety bond, banker’s acceptance or similar credit transaction, (vi) all obligations of such Person under interest rate, currency swap or hedging transactions (valued at the termination value thereof), (vii) all unfunded pension and other employee-related obligations and Change of Control Payments, (viii) the liquidation value, accrued and unpaid dividends and other monetary obligations in respect of any redeemable preferred stock of such Person, (ix) all obligations of the type referred to in clauses (i) through (viii) of any other Person, the payment for which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations, and (x)  all principal, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of the obligations of the type referred to in clauses (i) through (ix).

“Indemnitor” has the meaning set forth in Section 8.4(a) hereof.

“Independent Accountant” has the meaning set forth in Section 2.A.3(c) hereof.

“Initial Cash Consideration” has the meaning set forth in Section 2.2 hereof.

“Intellectual Property” means, anywhere in the world, all of the following: (a) patents, patent applications, utility models, foreign priority rights and invention registrations, together with continuations, continuations-in-part, extensions, provisionals, divisions, reissues, patent disclosures, inventions (whether or not patentable) and improvements thereto, (b) registered and unregistered trademarks, service marks, logos, trade dress, trade names and other source-identifying designations and devices as well as all applications for registration, (c) copyrights and design rights, whether registered or unregistered, and pending applications to register the same, (d) Internet domain names and registrations thereof, (e) computer program instruction code, whether in human-readable source code form, machine-readable binary form, firmware, scripts, interpretive text, computer software (including source code), or other form, along with any technical, user or other documentation related thereto, and including any related data files or data objects, and all media on which any of the foregoing is recorded, (f) mask works and registrations and applications for registration thereof, (g) knowledge of any kind including ideas, trade secrets, confidential or non-public technical or business information, know-how, works-in-progress, concepts, methods, processes, inventions, invention disclosures, formulae, reports, data, customer lists, mailing lists, business plans, compositions, databases, documentation, specifications, plans, designs, drawings, sketches, reports, research materials and records, operating manuals and guides, testing methods, product and safety data, equipment lists, manufacturing and production molds, product specifications, engineering reports and drawings, architectural and engineering plans, and manufacturing and production processes and techniques and analytical procedures and reports, including standard operating procedures, standard operating conditions, chemical operating procedures, product formulations  safety measures, and other proprietary information, (whether or not at a commercial stage and whether in written, electronic, magnetic, verbal or any other form and whether or not patentable), (h) moral and economic rights of authors and inventors (however denominated), database rights, design rights, industrial property rights, publicity rights and privacy rights, (i) all rights to obtain renewals, reissues, reexaminations, continuations, continuations-in-part, divisions or other extensions of legal protections pertaining thereto, (j) all actions and rights to sue at law or in equity for past, present or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and (k) any other intellectual property recognized by Law.

“Interests” has the meaning given to it in the recitals hereto.

“Inventory” means (i) all stock in trade, merchandise, goods, supplies and other products owned by Company for resale or lease in the Ordinary Course of Business and (ii) all of the raw materials, work-in-process, and finished products of Company.

“IRCA” means the Immigration Reform and Control Act of 1986, and all regulations and rules promulgated thereunder.

“IRS” means the Internal Revenue Service.

“Key Employees” has the meaning as set forth in Section 3.19(a) hereof.

“Law” means any domestic or foreign, federal, provincial, state or local statute, law (including the common law), ordinance, rule, regulation, directive, Order, writ, injunction, judgment, administrative or judicial decision or interpretation, treaty, decree or other requirement of any Governmental Entity.

“Lease” means any lease, sublease, license agreement, concession agreement, occupancy agreement or other right of occupancy, written or oral, including all amendments, modifications, supplements, renewals, extensions, guarantees and other documents and agreements with respect thereto.

“Liability” means any direct or indirect Indebtedness, obligation, liability, claim, suit, judgment, demand, loss, damage, deficiency, cost, expense, fee, fine, penalty, responsibility or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether secured or unsecured, whether choate or inchoate, whether fixed or unfixed, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due and regardless of when asserted), including liability for Taxes.

“Lien” means any claim, lien (statutory or otherwise), Encumbrance, pledge, Liability, restriction, charge, instrument, license, preference, priority, security agreement, covenant, right of recovery, option, charge, hypothecation, easement, security interest, interest, right of way, encroachment, mortgage, deed of trust, imperfection of title, assignment, Tax (including foreign, federal, state and local Tax), or charge of any kind or nature whatsoever or any conditional sale or other title retention agreement or other Contract having substantially the same effect as any of the foregoing.

“Litigation Conditions” has the meaning as set forth in Section 8.4(b)(i) hereof.

“Marks” has the meaning as set forth in Section 3.11(a)(iv) hereof.

“Material Adverse Effect” means any fact, event, effect, circumstance or change that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the Companies or their business, Properties, revenue, profitability, results of operation or condition (financial or otherwise) taken as a whole, or to the ability of any Seller or any Company to consummate timely the Transactions; provided, however, that “Material Adverse Effect” shall not include any event, fact, circumstances or change, directly or indirectly, arising out of, constituting or attributable to or arising from: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Companies operate; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement; (vi) any changes in applicable accounting rules, including GAAP; provided further, however, that any event, fact, circumstance or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, fact, circumstance or change has a disproportionate effect on any of the Companies compared to other participants in the industries in which the Companies conduct their businesses.

“Material Customers” has the meaning as set forth in Section 3.14(a) hereof.

“Material Suppliers” has the meaning as set forth in Section 3.14(b) hereof.

“McGladrey Litigation” has the meaning set forth in Section 6.2(e) hereof.

“Medicaid” means Title XIX of the Social Security Act, any Laws promulgated thereunder and any similar Law or program of any kind or description administered by any state.

“Medicare” means Title XVIII of the Social Security Act and any Laws promulgated thereunder.

“New Inc.” has the meaning given to it in the recitals hereto.

“New Services” has the meaning given to it in the recitals hereto.

“New Staffing” has the meaning given to it in the recitals hereto.

“Operative Document” means this Agreement and any other agreement, instrument or other document to be executed and delivered in connection with the consummation of the Transactions.

“Order” means any decree, injunction, ruling, judgment, assessment, award, consent or other order of or entered by any Governmental Entity, including any judicial or administrative interpretations, guidance, directives, policy, statements or opinions.

“Ordinary Course of Business” means the ordinary course of business of the Companies consistent with past custom and practice (including with respect to quantity, quality and frequency) during the period commencing January 1, 2015 and continuing until the date of this Agreement.

“Organizational Documents” means with respect to any particular entity, (a) if a U.S. corporation, the articles or certificate of incorporation and the bylaws, (b) if a U.S. limited liability company, the articles or certificate of organization and operating agreement, (c) if a partnership, the partnership agreement and any certificate of partnership, and (d) if another type of entity, any other charter or similar document adopted or filed in connection with the creation, formation or organization of such entity, (e) all equity holders’ agreements, voting agreements, voting trusts, joint venture agreements or other agreements or documents relating to the organization, management or operation of such entity or related to the duties, rights and obligations of the equity holders of such entity, and (f) any amendment or supplement to any of the foregoing.

“Permits” means all franchises, licenses, certificates of authority, permits, Orders, consents, agreements, waivers, quotas, approvals, registrations, authorizations, qualifications and filings under any federal, state or local Laws or with any Governmental Entities or private Persons.

“Permitted Encumbrances” means (i) Liens for current Taxes not yet due and payable or the amount or validity of which is being contested in good faith by Sellers and for which appropriate reserves have been included in the combined balance sheet of the Companies as of August 31, 2015 and reflected in the calculation of Closing Working Capital, (ii) mechanics’, carriers’, landlords’, workers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or the amount or validity of which is being contested in good faith by Sellers, and for which appropriate reserves have been included in the combined balance sheet of the Companies as of July 31, 2015 and reflected in the calculation of Closing Working Capital, (iii) Liens arising under workers’ compensation, unemployment insurance and similar laws, or (iv) Liens securing Indebtedness of the Companies to be repaid at Closing.

“Person” means an individual, corporation, partnership, limited liability company, firm, joint venture, association, joint stock company, trust, unincorporated organization or other entity, or any Governmental Entity or quasi-governmental body or regulatory authority.

“Plan” means any Employee Benefit Plan established, maintained, sponsored, or contributed to by any Company on behalf of any Employee, member, director or shareholder (whether current, former or retired) or their beneficiaries, or with respect to which any Company has or has had any obligation on behalf of such Person, or with respect to which any Company has had, or could reasonably be expected to have any Liability.

“Post-Closing Adjustment” has the meaning set forth in Section 2.A.2(b) hereof.

“Post-Closing Tax Period” means any Tax Period or portion thereof beginning after the Closing Date, including the portion of any Straddle Period beginning the day after the Closing Date.

“Pre-Closing Straddle Period” means the portion of any Straddle Period ending on the Closing Date.

“Pre-Closing Tax Period” means any Tax Period or portion thereof ending on or before the Closing Date, including the portion of any Straddle Period ending on the Closing Date.

“Pre-Closing Tax Proceeding” has the meaning set forth in Section 9.5(b) hereof.

“Prior Practice” has the meaning set forth in Section 9.2(a) hereof.

“Property” (or “Properties” when the context requires) means any Real Property and any personal or mixed property, whether tangible or intangible.

“Purchase Price” means amounts payable pursuant to Article II of this Agreement.

“QSub Election” has the meaning given to it in the recitals hereto.

“Real Property” means any real property, any interest therein or any appurtenance thereto.

“Real Property Permits” has the meaning given to it in Section 3.10(k) hereof.

“Related Persons” has the meaning given to it in Section 3.6 hereof.

“Relative” means the current or former spouse, children, parents or siblings of an individual (or any spouse of the foregoing).

“Release” has the meaning set forth in Section 3.18(f) hereof.

“Releasees” has the meaning set forth in Section 5.10 hereof.

“Releasors” has the meaning set forth in Section 5.10 hereof.

“Reorganization” has the meaning given to it in the recitals hereto.

“Representative” means, with respect to any Person, its directors, officers, employees, attorneys, accountants, agents, consultants or other representatives.

“Review Period” has the meaning set forth in Section 2.A.3(a) hereof.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller(s)”means, collectively DD, ES, ES Trust, VS, VS Trust, New Inc., New Services and New Staffing.

“Seller Claimant(s)” has the meaning given to it in Section 8.3 hereof.

“Sellers’ Expenses” means, as of immediately prior to the Closing, any then unpaid fees and expenses incurred by or on behalf of any of the Sellers or the Companies in connection with the authorization, preparation, negotiation and execution of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including, without limitation, (i) any amounts relating to the termination or any contract, agreement, relationship or arrangement with any Affiliate of any of the Companies, (ii) all fees and disbursements of investment bankers, attorneys, accountants and other advisors and service providers, (iii) any sale, “stay-around,” retention, change or control or similar bonuses, payments or benefits, (iv) any payroll, social security, unemployment or other Taxes or other amounts required to be paid by any Company in connection with any of the items referred to in clause (iii) and (v) the out-of-pocket cost of obtaining the Consents and approval set forth on Schedule 6.1(c); provided, however, Seller Expenses shall not include any amounts included as liabilities in the calculation of Working Capital.

“Sellers’ Representative” has the meaning given to it in Section 10.14 hereof.

“Services” has the meaning given to it in the recitals hereto.

“Services Interests” has the meaning given to it in the recitals hereto.

“Shareholders” has the meaning given to it in the recitals hereto.

“Staffing” has the meaning given to it in the recitals hereto.

“Staffing Interests” has the meaning given to it in the recital hereto.

“Statement of Objections” has the meaning set forth in Section 2.A.3(b) hereof.

“Stock Consideration” has the meaning given to it in Section 2.2 hereof.

“Straddle Period” means any Tax Period beginning before the Closing Date and ending after the Closing Date.

“Target Closing Working Capital” means $5,050,000.

“Tax Indemnification” has the meaning given to it in Section 9.1 hereof.

“Tax Period” or “Taxable Period” means any period prescribed by any Governmental Entity for which a Tax Return is required to be filed or a Tax is required to be paid.

“Tax Proceeding” has the meaning set forth in Section 9.4(a) hereof.

“Tax Representations” means any of the representations and warranties contained in Sections 3.8(e) or 3.9 hereof.

“Tax Return” means (a) each and every report, return, declaration, information return, claim for refund, statement or other information required to be supplied to a taxing or governmental authority with respect to any Tax or Taxes, including any schedules or attachments thereto and any amendments thereof, and including, without limitation, any combined or consolidated return for any group of entities including any Company and (b) IRS Form FinCEN Report 114 or IRS Form FinCEN Report 114a, as applicable.

“Taxes” (or “Tax” where the context requires) means with respect to any Person all federal, state, local, county, foreign and other taxes, including any income, alternative or add-on minimum tax, estimated gross income, gross receipts, sales, use, ad valorem, value added, transfer, capital, stock, franchise, profits, license, registration, recording, documentary, intangibles, conveyancing, gains, withholding, payroll, employment, social security (or similar), unemployment, disability, excise, severance, stamp, occupation, premium, property (real and personal), environmental or windfall profit tax, custom duty or other tax of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) whether such tax is disputed or not.

“Termination Date” has the meaning set forth in Section 7.1(d) hereof.

“Threshold” has the meaning set forth in Section 8.2 hereof.

“Trade Secrets” means any information which (i) is used in a business, (ii) is not generally known to the public or to Persons who can obtain economic value from its disclosure, and (iii) is subject to reasonable efforts to maintain its secrecy or confidentiality; the term may include but is not limited to inventions, processes, know-how, formulas, computer software, and mask works which are not patented and are not protected by registration (e.g., under copyright or mask work Laws); lists of customers, suppliers, and employees, and data related thereto; business plans and analyses; and financial data.

“Transaction Expenses” has the meaning set forth in Section 10.1 hereof.

“Transactions” means the transactions contemplated by this Agreement and the Operative Documents.

“Transfer Taxes” has the meaning set forth in Section 9.6 hereof.

“VS” has the meaning given to it in the recitals hereto.

“VS Trust” has the meaning given to it in the recitals hereto.

ARTICLE II
SALE AND PURCHASE OF INTERESTS

2.1           Purchase and Sale of Interests.  Upon the terms and subject to the conditions hereof, and upon the basis of the agreements, representations and warranties contained in this Agreement, at the Closing New Inc., New Services and New Staffing shall sell to Buyer, and Buyer shall purchase and acquire from New Inc., New Services and New Staffing, the Interests, free and clear of any Encumbrances.

2.2           Consideration.  Subject to ARTICLE IIA, the aggregate cash consideration to be paid by Buyer for the Interests at Closing shall be an amount equal to $28,000,000, minus (i) the aggregate Indebtedness of the Companies as of immediately prior to the Closing minus (ii) the Sellers’ Expenses plus (iii) the aggregate Cash of the Companies as of immediately prior to the Closing.  The result of the calculation in the preceding sentence shall be increased by the amount, if any, by which the Estimated Closing Working Capital exceeds the Target Closing Working Capital or decreased by the amount, if any, by which the Target Closing Working Capital exceeds the Estimated Closing Working Capital (such consideration, the “Initial Cash Consideration”).  In addition, as part of the consideration to be paid for the Interests, Buyer shall deliver at Closing a number of shares of Buyer’s common stock, par value $0.0001 per share (the “Buyer Common Stock”), calculated by dividing $5,000,000 by the average closing price of the Buyer Common Stock for the ten (10) trading days prior to the date of the execution of this Agreement, rounded to the nearest whole share (the “Stock Consideration”).  The Initial Cash Consideration (less the Escrow Amount and the Class Action Escrow Amount) shall be paid to Sellers’ Representative at the Closing by wire transfer of immediately available funds to the account(s) designated in writing by Sellers’ Representative at least three (3) Business Days prior to the Closing Date.  At the Closing Buyer shall also deliver to Sellers’ Representative the certificates representing the Stock Consideration (bearing appropriate restrictive legends).

2.3           Additional Closing Payments.  At the Closing Buyer shall deliver to the holders of the Companies’ Indebtedness, the amounts set forth in payoff letters delivered to Buyer by each such holder at least three (3) Business Days prior to the Closing Date, in accordance with wire instructions set forth in each such payoff letter.  In addition, at the Closing Buyer shall deliver to the creditors of the Sellers’ Expenses the amounts set forth on a Certificate of Sellers’ Expenses delivered to Buyer by the Sellers’ Representative at least three (3) Business Days prior to the Closing Date.

2.4           Escrow Amount; Class Action Escrow Amount.

(a)           Notwithstanding anything to the contrary contained herein, Buyer shall withhold from the Initial Cash Consideration otherwise payable at Closing (i) an amount equal to $5,000,000 (the “Escrow Amount”) and an additional amount equal to $225,000 (the “Class Action Escrow Amount”).  On the Closing Date, Buyer shall cause the Escrow Amount and the Class Action Escrow Amount to be delivered to Union Bank N.A., as escrow agent (the “Escrow Agent”), pursuant to an escrow agreement by and among Buyer, Sellers’ Representative and the Escrow Agent substantially in the form annexed hereto as Exhibit 2.4 (the “Escrow Agreement”).  The Escrow Amount and the Class Action Escrow Amount shall be paid to the Escrow Agent by Buyer on the Closing Date by wire transfer of immediately available funds to the account designated in writing by the Escrow Agent.  The Escrow Amount will be held by the Escrow Agent as partial security for the obligations of the Sellers to Buyer pursuant to the terms of Sections 8.2(a), (b), (c), (d), (e), (g) and (h) of this Agreement, which obligations under such sections shall not be limited at any time to the value of the Escrow Amount.  The Class Action Escrow Amount will be held by the Escrow Agent as partial security for the obligations of the Sellers to Buyer pursuant to the terms of Section 8.2(f) of this Agreement, which obligations under such section shall not be limited at any time to the value of the Class Action Escrow Amount.  Sellers acknowledge and agree that Buyer’s exercise of its rights under the Escrow Agreement or the Class Action Escrow Agreement shall not limit Buyer’s right to recover any amounts owed to it that exceed the Escrow Amount or the Class Action Escrow Amount, as applicable, and application of the Escrow Amount or the Class Action Escrow Amount shall not be in substitution of or in any way limit Buyer’s exercise of its other rights and remedies hereunder, or under any other agreement or Applicable Law.

(b)           Subject to the terms of the Escrow Agreement, on the date that is the 549th day following the Closing Date (the “Escrow Release Date”), the funds remaining in the Escrow Amount shall be released to Sellers’ Representative in accordance with the terms of the Escrow Agreement; provided, however, that if prior to the Escrow Release Date Buyer gives a Claim Notice or Claim Notices pursuant to Article VIII, then:  (A) if any such Claim is resolved prior to the Escrow Release Date, by .judicial determination or otherwise, any sums due Buyer shall be paid to Buyer from the Escrow Amount and (B) if any such Claim is not resolved prior to the Escrow Release Date, the amount of such Claim shall be retained in the Escrow Amount until such Claim is resolved.

2.5           Withholding.  Buyer shall be entitled to deduct and withhold from the amounts payable pursuant to this Agreement and the other Operative Documents such amounts as Buyer reasonably determines Buyer is required to deduct and withhold with respect to the making of such payment under any provision of Tax Law and instead shall pay such amount to the applicable taxing authority.  To the extent that amounts are properly so withheld by Buyer and paid to the applicable taxing authority, such amounts withheld shall be treated for all purposes of this Agreement and the other Operative Documents as having been paid to the recipient in respect of which such deduction and withholding was made by Buyer.   Notwithstanding the foregoing provisions of this Section 2.5, except to the extent of any change in applicable Law prior to the Closing Date, no amounts shall be deducted or withheld from any consideration payable to a Seller with respect to the Interests; provided, that Buyer receives the certification contemplated by Section 6.1(l).

2.6           The Closing.  The Closing shall take place at 9:00 a.m., local time, on the Closing Date, at the offices of Proskauer Rose LLP, 11 Times Square, New York, NY 10036, or at such other time, date or place as the parties may mutually agree, subject to the satisfaction or waiver of all of the conditions to Closing set forth in Article VI hereof.  At the Closing, Buyer and Sellers shall deliver to each other or cause to be delivered to each other the items set forth on Schedule 2.6 hereto.

ARTICLE IIA
PURCHASE PRICE ADJUSTMENT

2.A.1           Closing Adjustment.

(a)           At least three (3) Business Days prior to the Closing Date, Sellers’ Representative shall prepare and deliver to Buyer a statement setting forth the Sellers’ good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”), which statement shall contain an estimated combined balance sheet of the Companies as of the close of business on the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Estimated Closing Working Capital, and a certificate of the Chief Financial Officer of each of the Companies that the statement of Estimated Closing Working Capital was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the year ended December 31, 2014 as if such statement of Estimated Closing Working Capital was being prepared as of a fiscal year end.

(b)           The cash payment to be made at Closing pursuant to the first sentences of Section 2.2 above shall be (i) increased dollar for dollar by the amount the Estimated Closing Working Capital exceeds the Target Closing Working Capital or (ii) decreased dollar for dollar by the amount the Estimated Closing Working Capital is less than the Target Closing Working Capital.

2.A.2           Post-Closing Adjustment.

(a)           Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Sellers’ Representative a statement setting forth its calculation of Closing Working Capital, which statement shall contain a combined balance sheet of the Companies as of the close of business on the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Closing Working Capital (the “Closing Working Capital Statement”) and a certificate of the Chief Financial Officer of Buyer that the statement of Closing Working Capital was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the year ended December 31, 2014 as if such Closing Working Capital Statement was being prepared as of a fiscal year end.

(b)           The post-closing adjustment shall be an amount equal to the Closing Working Capital (as finally determined pursuant to Section 2.A.3 below) minus the Estimated Closing Working Capital (the “Post-Closing Adjustment”).  If the Post-Closing Adjustment is a positive number, Buyer shall pay to Sellers’ Representative an amount equal to the Post-Closing Adjustment.  If the Post-Closing Adjustment is a negative number, Sellers shall, jointly and severally, pay to Buyer an amount equal to the Post-Closing Adjustment.

2.A.3           Examination and Review.

(a)           Examination.  After receipt of the Closing Working Capital Statement, Sellers’ Representative shall have forty-five (45) days (the “Review Period”) to review the Closing Working Capital Statement.  During the Review Period, Sellers’ Representative and his accountant shall have access to the books and records of the Companies, the personnel of and work papers prepared by Buyer and/or Buyer’s accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Working Capital Statement as Sellers’ Representative may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections, provided, that such access shall be in a manner that is calculated to minimally interfere with the normal business operations of Buyer or the Companies.

(b)           Objection.  On or prior to the last day of the Review Period, Sellers’ Representative may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth his objections in reasonable detail, indicating each disputed item or amount and the basis for his disagreement therewith (the “Statement of Objections”).  If Sellers’ Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Sellers’ Representative.  If Sellers’ Representative delivers the Statement of Objections before the expiration of the Review Period, Buyer and Sellers’ Representative shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections and, if the same are so resolved within such period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Sellers’ Representative shall be final and binding.

(c)           Resolution of Disputes.  If Sellers’ Representative and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the thirty (30) day period, then any amounts remaining in dispute shall be submitted for resolution to the office of BDO, LLP (the “Independent Accountant”) or, if BDO, LLP is unable to serve, Buyer and Sellers’ Representative shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants as the Independent Accountant who shall resolve the disputed amounts only and make any adjustments to the Post-Closing Adjustment and the Closing Working Capital Statement.  The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each disputed amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(d)           Fees of the Independent Accountant.  The fees and expenses of the Independent Accountant shall be paid by Sellers (jointly and severally), on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Sellers or Buyer, respectively, bears to the aggregate amount actually contested by Sellers’ Representative and Buyer.

(e)           Determination by Independent Accountant.  The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the disputed amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(f)           Payments of Post-Closing Adjustment.  Any payment of the Post-Closing Adjustment, shall (A) be due (x) within five (5) Business Days of acceptance of the Closing Working Capital Statement or (y) if there are disputed amounts, then within five (5) Business Days of the resolution described in subsection (e) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Sellers’ Representative, as the case may be.

(g)           Adjustments for Tax Purposes.  Any payments made pursuant to Section 2.A.2 shall be treated as an adjustment to the purchase price by the parties for Tax purposes, unless otherwise required by Law.

2.A.4           Earnout.  Sellers shall be entitled to additional consideration as follows:

(a)           If the combined Gross Profit of the Companies for the calendar year ending December 31, 2016 is $15,650,000 or more, Sellers shall be entitled to receive additional consideration of $3,500,000.  If the combined Gross Profit of the Companies for such year is less than $13,750,000 Sellers shall not be entitled to any additional consideration for such year.  If the combined Gross Profit of the Companies for such year is at least $13,750,000 but less than $15,650,000, Sellers shall be entitled to receive the additional consideration set forth on Schedule 2.A.4.

(b)           If the combined Gross Profit of the Companies for the calendar year ending December 31, 2017 is $19,650,000 or more, Sellers shall be entitled to receive additional consideration of $3,500,000.  If the combined Gross Profit of the Companies for such year is less than $17,250,000 Sellers shall not be entitled to any additional consideration for such year.  If the combined Gross Profit of the Companies for such year is at least $17,250,000 but less than $19,650,000, Sellers shall be entitled to receive the additional consideration set forth on Schedule 2.A.4.

(c)           No later than March 31st of each of 2017 and 2018, Buyer shall prepare and deliver to Sellers’ Representative a statement setting forth its calculation of combined Gross Profit of the Companies for the immediately preceding calendar year (each, a “Gross Profit Statement”).

(d)           After receipt of each Gross Profit Statement, Sellers' Representative shall have forty-five (45) days (the “Gross Profit Review Period”) to review the Gross Profit Statement.  During the Gross Profit Review Period, Sellers' Representative and his accountant shall have access to the books and records of the Companies, the personnel of and work papers prepared by Buyer and/or Buyer's accountants to the extent that they relate to the Gross Profit Statement and as Sellers' Representative may reasonably request for the purpose of reviewing the Gross Profit Statement, provided that such access shall be in a manner that is calculated to minimally interfere with the normal business operations of Buyer or the Companies.

(e)           On or prior to the last day of each Gross Profit Review Period, Sellers' Representative may object to the Gross Profit Statement by delivering to Buyer a written statement setting forth his objections in reasonable detail, indicating each disputed item or amount and the basis for his disagreement therewith (the “Gross Profit Statement of Objections”).  If Sellers' Representative fails to deliver the Gross Profit Statement of Objections before the expiration of the Gross Profit Review Period, the Gross Profit Statement shall be deemed to have been accepted by Sellers' Representative.  If Sellers' Representative delivers the Gross Profit Statement of Objections before the expiration of the Gross Profit Review Period, Buyer and Sellers' Representative shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Gross Profit Statement of Objections and, if the same are so resolved within such period, the Gross Profit Statement with such changes as may have been previously agreed in writing by Buyer and Sellers' Representative shall be final and binding.

(f)           If Sellers' Representative and Buyer fail to reach an agreement with respect to all of the matters set forth in the Gross Profit Statement of Objections before expiration of the thirty (30) day period, then any amounts remaining in dispute shall be submitted for resolution to the office of the Independent Accountant who shall resolve the disputed amounts and make any adjustments to the Gross Profit Statement.  The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each disputed amount must be within the range of values assigned to each such item in the Gross Profit Statement and the Gross Profit Statement of Objections, respectively.

(g)           The fees and expenses of the Independent Accountant shall be paid by Sellers (jointly and severally), on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Sellers or Buyer, respectively, bears to the aggregate amount actually contested by Sellers' Representative and Buyer.

(h)           The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the disputed amounts and their adjustments to the Gross Profit Statement shall be conclusive and binding upon the parties hereto.

(i)           Any payment pursuant to Section 2.A.4, shall (A) be due (x) within five (5) Business Days of acceptance of the Gross Profit Statement or (y) if there are disputed amounts, then within five (5) Business Days after the resolution described in subsection (h) above and paid by wire transfer to the account directed by Sellers' Representative.  Such payments shall be paid by wire transfer of immediately available funds to the account or accounts designated by the Sellers’ Representative, who shall then distribute such sums among the Sellers in the respective percentages set forth on Schedule 2.A.4(i).

(j)           Subsequent to the Closing, Buyer shall have discretion with regard to all matters relating to the operation of the Companies; provided, that Buyer shall not, directly or indirectly, take any actions in bad faith that would have the purpose of avoiding or reducing any of the payments under this Section 2.A.4.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS

The Disclosure Schedule attached hereto as Exhibit A sets forth, among other things, items being disclosed with respect to, or qualifying the representations and warranties contained in this Article III with respect to, Sellers.  The Disclosure Schedule has been arranged in separately titled sections and subsections corresponding to the sections and subsections of this Agreement that are modified by the disclosures; provided, however, if and to the extent any information required to be furnished in any schedule is contained in any other schedule, such information shall be deemed to be included in all schedules in which the information is required to be included to the extent such disclosure is reasonably apparent on its face to apply to such other section or subsection.  Notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in such Disclosure Schedule shall not be deemed to be an admission that such item represents an exception or material fact, event, or circumstance, or that such item has had or would reasonably be expected to have a Material Adverse Effect.

Except as disclosed or as qualified by the information set forth on the Disclosure Schedule, as a material inducement for Buyer to enter into this Agreement and to purchase the Shares, the Sellers, jointly and severally, represent and warrant to Buyer as follows:

3.1           Organization and Qualification.  As of the date hereof, each Company is a corporation, duly organized, validly existing and in good standing in the state of California, with full corporate power and authority to operate its Properties and carry on its business as presently owned or conducted.  Immediately prior to Closing, each Company will be a limited liability company, duly organized, validly existing and in good standing in the state of Delaware, with full limited liability company power and authority to operate its Properties and carry on its business as presently owned and conducted.  Each Company is licensed or qualified to transact business and is in good standing in each jurisdiction in which, because of its business conducted there or the nature of its Properties there, it is required to be so licensed or qualified.  Each such jurisdiction is set forth in Schedule 3.1(a) of the Disclosure Schedule.  The Sellers have provided to Buyer complete and correct copies of all Organizational Documents of each Company, and such documents are complete, accurate and current in all material respects.  Schedule 3.1(b) of the Disclosure Schedule sets forth the officers and directors or managers of each Company.

3.2           No Subsidiaries.  None of the Companies own, directly or indirectly, any economic, voting or other ownership interest in any Person.

3.3           Authority; No Breach.

(a)           Each of the Sellers has all requisite power and authority to execute and deliver this Agreement and the Operative Documents to which he, she or it is a party, and to perform, carry out and consummate the Transactions.  The execution, delivery and performance of this Agreement and the other Operative Documents to which he, she or it is a party have been duly authorized by all necessary action on the part of such Seller.  This Agreement has been duly executed and delivered by each Seller and the Operative Documents to which any Seller is a party shall be, when executed and delivered by such Seller, duly executed and delivered by such Seller.  This Agreement constitutes, and the Operative Agreements to which any Seller shall be a party shall constitute, when executed and delivered by such Seller, such Seller’s legal, valid and binding obligation, enforceable against such Seller in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

(b)           Neither the execution and delivery of this Agreement or any Operative Document by any of the Sellers nor the consummation of any of the Transactions, nor the full performance by any Seller of his, her or its obligations hereunder or thereunder do or will: (i) conflict with, violate or result in a breach of any provision of any Organizational Documents of any Company; (ii) conflict with, violate, result in a breach of, constitute a default under (or an event which, with or without notice, lapse of time or both, would constitute a default) or result in the invalidity of, or accelerate the performance required by or cause or give rise to any right of acceleration or termination of any right or obligation pursuant to any material Contract to which any Seller or any Company is a party or by which any Seller or any Company is subject or bound; (iii) result in the creation of, or give any third party the right to create, any Encumbrance upon the Shares or any Properties of any Company; (iv) conflict with, violate, result in a breach of or constitute a default under any Law, award, Permit, decree, Order, or process of any Governmental Entity to which any Seller, any Company or any Properties of any Company are subject; (v) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any material Contract to which any Company is a party or by which any Company or any Properties of any Company are subject or bound; (vi) require any Seller or any Company to obtain any Consent under any material Contract to which any Company is a party or by which any Company or any Properties of any Company are subject or bound; or (vii) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under any material Contract to which any Company is a party or by which any Properties of any Company are subject or bound.

(c)           No Consent, by, or any notification of or filing with any Person or Governmental Entity is required in connection with the execution, delivery and performance by any Seller of this Agreement or any of the other Operative Documents, or the consummation of the Transactions.

3.4           Securities and Ownership.

(a)           Schedule 3.4(a) of the Disclosure Schedule sets forth the number and classes of authorized shares of capital stock, membership interests or other securities in or of each Company as of the date hereof and as of immediately prior to Closing and the owners of all such shares of capital stock, membership interests or other securities (of record and beneficially).  As of the Closing, the only shares of capital stock, membership interests or other securities in or of each Company issued and outstanding will be as set forth in Schedule 3.4(a) of the Disclosure Schedule.  All such shares of capital stock, membership interests or other securities are or will be when issued duly authorized, validly issued, fully paid and nonassessable, and are not subject to any preemptive or similar right.  No preferred interests, bonds, debentures, or other securities of any kind of any Company are authorized, issued or outstanding.  At the Closing the Sellers will have good and valid title to the Interests.  At the Closing, Sellers will transfer the Interests to Buyer free and clear of any Encumbrances except for restrictions under state and federal securities laws.

(b)           None of the Companies has issued any securities in violation of any preemptive or similar rights.  There are no outstanding (i) securities convertible into or exchangeable for any securities of any Company; (ii) subscriptions, options, “phantom” stock or stock appreciation rights, warrants, calls, commitments, preemptive rights or other rights of any kind (absolute, contingent or otherwise) entitling any party to acquire or otherwise receive from any Company any securities or to receive or exercise any benefits or rights similar to any rights enjoyed by or inuring to the holder of shares, membership interests or other securities in or of any Company; (iii) Contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any shares, membership or other interests, convertible or exchangeable securities, or any subscriptions, options, warrants or similar rights in or of any Company or granting to any Person any right to participate in the equity or income of any Company or to participate in or direct the election of any officer, director or manager of any Company; or (iv) rights of any Person to be paid as if he, she or it were a holder of equity in any Company or securities convertible into or exchangeable for equity in any Company, including, without limitation, “phantom” stock and stock appreciation rights.  There are no securities in or of any Company reserved for issuance for any purpose and no Company is a party to any voting agreements, voting trusts, proxies or other Contracts with respect to the voting of any securities in or of any Company, or any Contracts with respect to the transferability, purchase or redemption of any securities in or of any Company.

3.5           Financial Statements; Books and Records.

(a)           Schedule 3.5(a) of the Disclosure Schedule sets forth true and complete copies of the Financial Statements.  Each of the Financial Statements present fairly, in all material respects, (i) the combined financial position of the Companies at the dates thereof and (ii) the combined results of operations of the Companies for the periods then ended, in each case in accordance with GAAP.  All reserves established by the Companies are set forth in the Financial Statements and are adequate and there are no loss contingencies that are required to be accrued by Statement of Financial Accounting Standard No. 5 of the Financial Accounting Standards Board that are not provided for in the balance sheets contained in the Financial Statements.

(b)           Each Company makes and keeps Books and Records that, in reasonable detail, accurately and fairly reflect in all material respects the transactions and dispositions of their respective assets.  The Financial Statements have been derived from and prepared in accordance with such Books and Records.  Each Company maintains systems of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit the preparation of financial statements in accordance with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.  The Sellers have provided to Buyer access to the Books and Records and to copies of all auditors’ reports, letters to management regarding accounting practices and systems of internal controls, and all responses to such letters from management for the past three (3) years.

3.6           Interests of Related Persons.  No Seller nor any stockholder, officer, director, Relative, or Affiliate of any Seller or any Company (collectively, the “Related Persons”):

(a)           owns, directly or indirectly, any interest in any Person (other than the beneficial ownership for investment purposes of 2% or less of any class of equity securities of any Person that is registered under Section 12 of the Exchange Act) that is a competitor, supplier or customer of, or otherwise has a material business relationship with, any Company, or serves as an officer, member, stockholder, director, employee or consultant for any such Person;

(b)           owns, in whole or in part, any Property or right of material significance, used, useful or held for use in connection with the business of any Company; or

(c)           is a party to, or has any interest in, any Contract, commitment or transaction with any Company or affecting the business of any Company.

3.7           Absence of Undisclosed Liabilities; Indebtedness.

(a)           No Company has any Liabilities except for (i) Liabilities specifically required to be included or reflected in the Financial Statements and adequately reserved against therein in accordance with GAAP, or (ii) Liabilities or performance obligations arising subsequent to the Balance Sheet Date in the Ordinary Course of Business (and not as a result of a breach or default by any Company) out of or under Contracts, Leases, arrangements or commitments to which such Company is a party.  To the knowledge of the Sellers, there is no basis for the assertion against any Company of any Liability of any nature except for the Liabilities set forth in clause (i) and clause (ii) of the preceding sentence.

(b)           The Companies do not have any outstanding Indebtedness.

3.8           Absence of Certain Changes or Events.  Since December 31, 2014, the business of each Company has been conducted only in the Ordinary Course of Business and there has not been any occurrence, event incident, action, failure to act or transaction outside the Ordinary Course of Business.  Without limiting the generality of the foregoing, since December 31, 2014, no Company has:

(a)           suffered any Material Adverse Effect, and no fact or condition exists or, to the knowledge of the Sellers, is contemplated or threatened that could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect;

(b)           suffered any material damage, destruction or casualty loss (whether or not covered by insurance) or condemnation, taking or other proceeding to any of its Properties;

(c)           entered into any employment or consulting Contract or commitment (whether oral or written) or compensation arrangement or Employee Benefit Plan, or changed or committed to change (including any change pursuant to any bonus, pension, profit-sharing or other plan, commitment, policy or arrangement) the compensation payable or to become payable to any of its shareholders, officers, directors, Employees, agents or consultants, or made any pension, retirement, profit-sharing, bonus or other employee welfare or benefit payment or contribution, or lost the employment, services or benefits of any of its officers or key Employees;

(d)           made or proposed any change in any Organizational Documents of any Company;

(e)           other than any act necessary to consummate the Reorganization, made, revoked or changed any Tax election, changed any Tax accounting period, changed or revoked any Tax accounting method, filed any amended Tax Return, entered into any “closing agreement” within the meaning of Section 7121 of the Code (or any comparable agreement under applicable Tax Law), settled or compromised any Tax claim, investigation, audit, controversy or assessment, surrendered any right to claim a refund of Taxes or consented to any extension or waiver of the limitation period applicable to any Tax claim, investigation, audit, controversy or assessment, in each case relating to any of the Companies;

(f)           changed any Company’s accounting policies or practices or (ii) received notice that any Company’s auditor has identified any adjustments that should be reflected on the Financial Statements or deficiencies in any Company’s systems of internal controls;

(g)           made any change in any Company’s authorized or issued capital; granted any option or right to purchase securities in or of any Company; issued any security convertible into such securities; granted any registration rights; or authorized, declared, set aside or paid any dividend or other distribution;

(h)           directly or indirectly redeemed, purchased or otherwise acquired any of its securities or authorized any share split, reclassification or recapitalization or otherwise changed the terms or provisions of any of its securities;

(i)           incurred any Indebtedness or other Liability (whether known or unknown), except for liabilities reflected in the Financial Statements or incurred after December 31, 2014 in the Ordinary Course of Business (and not as a result of a breach or default by any Company) out of or under any Company Contracts;

(j)           paid, discharged or satisfied any Claim or Liability other than the payment, discharge or satisfaction of Liabilities incurred in the Ordinary Course of Business;

(k)           (i) prepaid any Liability having a fixed maturity of more than ninety (90) days from the date such Liability was issued or incurred, or (ii) not paid when due, any account payable, or sought the extension of the payment date of any account payable past its regular due date;

(l)           permitted or allowed any of its Property to be subjected to any Encumbrance, except for Permitted Encumbrances;

(m)           written off as uncollectible any notes or accounts receivable;

(n)           canceled any Indebtedness or waived any Claims or rights other than immaterial Indebtedness, Claims or rights in the Ordinary Course of Business;

(o)           sold, leased, transferred, or otherwise disposed of any of its Properties, other than immaterial Properties for fair consideration in the Ordinary Course of Business;

(p)           disposed of, abandoned or permitted to lapse any rights to the use of any Company Intellectual Property Rights, or disposed of or disclosed, or permitted to be disclosed (except as necessary in the conduct of its business), to any Person other than Representatives of Buyer, any Trade Secret or similar information not theretofore a matter of public knowledge;

(q)           made any capital expenditures or commitments in excess of $50,000 in the aggregate for repairs or additions to property, plant, equipment or tangible capital assets, or delayed any capital expenditures outside of the Ordinary Course of Business;

(r)           entered into, terminated or amended (or suffered the termination or amendment of), or received any notice of termination of, any material Contract or agreement outside of the Ordinary Course of Business;

(s)           made any loan to, or entered into any other transaction with, any Related Person;

(t)           entered into any Contract that materially limits or restricts any Company from engaging or competing in its business or any other line of business or in any geographic area or location; or

(u)           agreed, whether in writing or otherwise, to take any action described in this Section 3.8.

3.9           Taxes.

(a)           Each of the Companies has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code (and any similar provision of state or local Tax Law) at all times since inception and prior to the Reorganization.  In accordance with the Reorganization set forth in the recitals hereto, prior to the Closing Date and immediately following the Contribution, New Inc. shall file the QSub Election for Inc. to be a qualified subchapter S subsidiary, New Services shall file the QSub Election for Services to be a qualified subchapter S subsidiary and New Staffing shall file the QSub Election for Staffing to be a qualified subchapter S subsidiary.  In accordance with Rev. Rul. 2008-18, each of New Inc., New Services and New Staffing shall be treated as a validly electing S corporation immediately following the Reorganization.  Each of the Companies shall be treated as disregarded for federal and state income tax purposes pursuant to Treasury Regulations Section 301.7701-3 immediately following the Conversion.

(b)           All Tax Returns required to be filed by or with respect to any of the Companies have been duly, timely and properly filed when due and all such Tax Returns are true, complete and accurate and disclose all Taxes required to be paid by or with respect to any of the Company Parties, and are otherwise in compliance with all applicable Tax Laws.  All Taxes due and payable by or with respect to any of the Companies have been duly and timely paid.  True, complete and correct copies of all of the Tax Returns relating to any of the Company Parties for the past three (3) fiscal years have been previously made available to Buyer.  Schedule 3.9(b) of the Disclosure Schedule contains a list of states, territories and jurisdictions (whether foreign or domestic) in which any Tax Returns relating to the operations of any of the Company Parties have been filed.  No Company Party files nor is any Company Party required to file any Tax Returns in any jurisdiction other than those set forth in Schedule 3.9(b) of the Disclosure Schedule.

(c)           All amounts required to be withheld by or with respect to any Company Party have been collected or withheld and either paid to the appropriate Governmental Entity or set aside and, to the extent required by Law, held in accounts for such purpose.

(d)           (i) there currently are no (nor have there been within the last five (5) years any) pending or, to the knowledge of the Sellers, threatened Actions (including, without limitation, audit proceedings) by any applicable taxing authority for the assessment, collection, adjustment or deficiency of Taxes relating to any Company Party, (ii) no Company Party has received any notice of deficiency or assessment from any federal, state, local or foreign taxing authority with respect to liabilities for Taxes relating to any Company Party, (iii) no Company Party is presently contesting any Tax Liability before any Governmental Entity and (iv) there are no outstanding requests for any Tax ruling from any Governmental Entity relating to any of the Company Parties, nor has such a Tax ruling ever been received.  No power of attorney has been executed by, or on behalf of, any Company Party with respect to any matter relating to Taxes which is currently in force.  There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any assessment or audit of any Tax or Tax Return of any Company Party for any period.  All Tax Returns relating to any of the Company Parties have been examined by the applicable taxing authority for the respective periods set forth on Schedule 3.9(d) of the Disclosure Schedule, and all deficiencies asserted as a result of such examinations (or as a result of any examination of the returns for earlier fiscal years) have been paid or finally settled.

(e)           None of the Companies (i) has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign Law) filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by Contract, or otherwise, excluding under any arrangement entered into in the Ordinary Course of Business and not primarily related to Taxes.

(f)           Each of the Companies has collected all sales, use and value added Taxes required to be collected, and has remitted, such amounts to the appropriate Governmental Entity and has furnished properly completed exemption certificates for all exempt transactions.

(g)           None of the Companies is a party to, or bound by, or have any obligation to any Governmental Entity or other Person under, any Tax sharing, Tax indemnity or Tax allocation agreement or similar agreement or arrangement with respect to Taxes, other than under any arrangement entered into in the Ordinary Course of Business and not primarily related to Taxes.

(h)           None of the Companies has requested, or is currently the beneficiary of, any extension of time within which to file any Tax Return.  There are no Encumbrances for Taxes upon the Properties of any of the Companies except for statutory Liens for current Taxes not yet due.

(i)           None of the Companies will be required to recognize for income tax purposes in a Post-Closing Tax Period any amount of income or gain which it would have been required to recognize under the accrual method of accounting for tax purposes in a Pre-Closing Tax Period as a result of the installment method of accounting, the completed contract method of accounting, the cash method of accounting or any other method of accounting that defers the recognition of income or a change in method of accounting.  None of the Companies is required, or has requested, to make any adjustment under Section 481(a) of the Code (or any corresponding or similar provision of state, local or foreign Law) by reason of a change in accounting method, and no Governmental Entity has initiated or proposed any such adjustment or change in accounting method.

(j)           No Seller is a “foreign person” as that term is used in the Treasury Regulation Section 1.1445-2.

(k)           Each Person classified as an independent contractor by any of the Companies is properly classified as such in accordance with Applicable Law.  Each of the Companies is in full compliance with all Applicable Laws with respect to its treatment of Persons classified as independent contractors.

(l)           Each of the Companies has complied with all applicable statutes and regulations relating to the reporting and paying over of unclaimed or abandoned funds and property.

(m)           None of the Companies has engaged in, or been a party to, a “reportable transaction” described in Treasury Regulation Section 1.6011-4.

3.10           Personal Property; Owned and Leased Real Property.

(a)           Each Company has good and valid title to all the personal property and other assets (tangible and intangible) used in the Business, including, without limitation, those reflected in the Financial Statements at the Balance Sheet Date, free and clear of all Encumbrances, except for Permitted Encumbrances and Encumbrances set forth in Schedule 3.10(a) of the Disclosure Schedule.  The Properties of each Company are adequate in all material respects for the uses to which they are being put and constitute all those Properties reasonably necessary to operate the business of such Company as it is currently conducted and in accordance with recent historical practice.

(b)           Schedule 3.10(b) of the Disclosure Schedule lists and briefly describes all owned and leased personal property of each Company having a value in excess of $10,000, and with respect to leased personal property, lists the Leases, subleases and agreements by which such leased personal property is used.  Each Company has delivered to the Buyer true, correct and complete copies of all of the Leases, subleases and agreements described on Schedule 3.10(b) of the Disclosure Schedule (including any amendments thereto); assuming receipt of the Consents set forth on Schedule 6.1(c), each such Lease, sublease or agreement is legal, valid, binding, enforceable and in full force and effect, and will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms after the Closing subject to applicable bankruptcy, insolvency, or similar laws relating to or affecting the rights of creditors generally, or by general equitable principles; and neither any Company nor, to the knowledge of the Sellers, any other party to any such Lease, sublease or agreement is in material breach or default thereof.  All owned and leased personal property listed on Schedule 3.10(b) of the Disclosure Schedule is structurally sound with no material defects and in good operating condition and repair (ordinary wear and tear excepted), is adequate for the uses to which it is being put and constitute all those reasonably necessary to operate the business of each Company as it is currently conducted and in accordance with recent historical practice, and are located on Real Property leased by the Companies.

(c)           Schedule 3.10(c) of the Disclosure Schedule contains a complete and correct list of all Real Property owned by each Company as well as a list of any Contracts or options to acquire, transfer or convey any Real Property.  Each Company has good and marketable fee title to all such owned Real Property and all Improvements thereon, free and clear of all Encumbrances except for Permitted Encumbrances and Encumbrances set forth in Schedule 3.10(c) of the Disclosure Schedule, which Liens do not, individually or in the aggregate, materially and adversely affect or interfere with the value, use or operation of the Companies’ business or such owned Real Property.

(d)           Schedule 3.10(d) of the Disclosure Schedule lists and briefly describes all leased Real Property that is used, occupied, managed or operated by any Company.  Schedule 3.10(d) of the Disclosure Schedule lists the Leases, subleases or other agreements by which such property is used, occupied, managed or operated (the “Company Leases”).  (i) The Company Leases constitute all of the Leases, subleases and agreements under which any Company holds any interest in any real property; (ii) the Sellers have delivered to the Buyer true, correct and complete copies of all of the Company Leases (including any amendments thereto); (iii) each such agreement is legal, valid, binding, enforceable and in full force and effect, and assuming receipt of the Consents set forth on Schedule 6.1(c), will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms after the Closing subject to applicable bankruptcy, insolvency, or similar laws relating to or affecting the rights of creditors generally, or by general equitable principles; (v)  neither the Sellers nor, to the knowledge of the Sellers, any other party to any Company Lease is (or is alleged to be) in material breach or default thereof and none of the Company Leases are subject to any disputes of which Sellers have received notice; (vi) no Seller has received notice that (A) a security deposit or portion thereof deposited with respect to a Company Lease has been applied in respect of a breach or default under such Company Lease or (B) any party is attempting to amend any of the Company Leases; and (vii) no event has occurred that constitutes or, with the passing of time or giving of notice, or both, would constitute, a default under any Company Lease.  All work required to be done by any Company as a tenant on the Real Property leased by such Company has been duly performed, except for repairs in the Ordinary Course of Business which could not reasonably be expected to, individually or in the aggregate, materially increase the cost of operation of such Real Property or constitute a default under the applicable Company Lease.

(e)           None of the Company Real Property is subject to any rights of way, use restrictions, easements, reservations or limitations that would reasonably be expected to restrict Buyer or any Company from conducting its business after the Closing or materially increase the cost of operation of such Real Property.  Neither the whole nor any portion of any of the Company Real Property is subject to any governmental decree or Order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Seller Parties, has any such condemnation, expropriation or taking been threatened.

(f)           To the knowledge of the Sellers, all physical Properties of any Company and each building, improvement, fixture, structure, facility or equipment located on the Company Real Property, and all components thereof (collectively, the “Improvements”) are structurally sound with no material defects and are in good operating condition and repair (ordinary wear and tear excepted), and are adequate for the uses to which they are being put and constitute all those reasonably necessary to operate the business of each Company as it is currently conducted and in accordance with recent historical practice.  There are no facts or conditions which would reasonably be expected to interfere in any material respect with the use or occupancy of the Improvements or with the continued operation of the business of any Company as currently conducted, nor that require repair, alteration or correction (other than as a result of ordinary wear and tear), in each case that would become the obligation of Buyer.

(g)           Each Company enjoys peaceful possession of all Company Real Property.  All of such Company Real Property and each Improvement, are in compliance in all material respects with any applicable deed restrictions or covenants and all building, zoning, subdivision, health, safety or other Applicable Law, and no Company has received notification of any alleged violation thereof.  To the knowledge of the Sellers, there are no facts or circumstances that could form the basis of any such notification.

(h)           All roads bounding each parcel of Company Real Property are public roads, and each Company has full access to and the right of ingress and egress over, to and from such roads and the right to use such roads freely as well as all right to use such roads appurtenant to each parcel of such property.

(i)           None of the Companies is a landlord, sublandlord or licensor.

(j)           (i)  There are no deferred real or personal property Taxes or assessments with respect to the Company Real Property that may or will become due and payable as a result of the consummation of the Transactions and (ii) there are no Tax abatements or exemptions specifically affecting any Company Real Property, and the Sellers have not received any notice of any proposed increase in the assessed valuation of any Company Real Property or of any proposed public improvement assessments.  The Sellers have delivered to Buyer a true and correct copy of the most recent Tax bills for each Company Real Property asset.  No Company Real Property asset is comprised of a Tax lot that also encompasses property that is not such Real Property.

(k)           Schedule 3.10(k) of the Disclosure Schedule sets forth a list of all Permits that to the knowledge of the Sellers are required for the operation of the Company Real Property (the “Real Property Permits”).  No Company is in material default or violation, and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation of any Real Property Permit and, to the Sellers’ knowledge, there is no condition or circumstances that could form the basis for any such default or violation.  There is no Action pending or, to the knowledge of the Sellers, threatened, relating to the suspension, revocation, or modification or nonrenewal of any of the Real Property Permits.  None of the Real Property Permits will be impaired or in any material way affected by the consummation of the Transactions.

3.11           Intellectual Property.

(a)           Each Company is the exclusive owner of record of all right, title and interest in and to each of the following that are being used in its business as currently conducted, and/or have been or are being developed or acquired for potential use in its business:

(i)           all computer programs and databases and their associated system and user documentation (collectively, the “Company Software Products”) set forth in Schedule 3.11(a)(i) of the Disclosure Schedule;

(ii)           all copyright registrations and copyright applications for registration set forth in Schedule 3.11(a)(ii) of the Disclosure Schedule;

(iii)           all patents and patent applications set forth in Schedule 3.11(a)(iii) of the Disclosure Schedule;

(iv)           all trademarks, service marks and trade names (collectively the “Marks”), and the registrations of, and/or applications to register, any one or more of the Marks in federal, state or foreign jurisdictions set forth in Schedule 3.11(a)(iv) of the Disclosure Schedule; and

(v)           all Trade Secrets and other valid and material proprietary rights of each Company necessary to operate the Business as it is currently conducted.

The items referred to in this Section 3.11(a) are herein referred to collectively as the “Company Intellectual Property Rights.”

(b)           Schedule 3.11(b) of the Disclosure Schedule sets forth a list of all material licenses and similar agreements between each Company and third parties, under which such Company is granted rights to the use, reproduction, distribution, manufacture, sale or licensing of items embodying the patent, copyright, Trade Secret, trademark or other proprietary rights of such third parties (collectively, the “Company License Rights”).  No Company is, and will not be as a result of the execution and delivery of this Agreement or any Operative Document or the consummation of the Transactions, in violation of or lose any rights pursuant to any license and similar agreements described in Schedule 3.11(b) of the Disclosure Schedule.  No Person is entitled to any royalty, fee and/or other payment or other consideration of whatever nature with respect to the Company License Rights or Company Intellectual Property Rights.  The Company License Rights and the Company Intellectual Property Rights are sometimes collectively referred to as the “Company Rights”.  The Company Rights constitute all such rights necessary to operate the business of each Company as it is currently conducted.

(c)           Schedule 3.11(c) of the Disclosure Schedule sets forth a list of all material Contracts under which any Company has granted any rights of whatever nature to third parties of, to or under the Company Rights.  All such rights granted have been and are non-exclusive.  True, correct and complete copies of all such Contracts have been delivered to Buyer.

(d)           No Claims with respect to the Company Rights have been asserted or, to the knowledge of the Sellers, are threatened by any Person, nor do the Sellers know of any valid grounds for any bona fide Claims against the use by any Company of any Company Rights.  To the knowledge of the Sellers, as of the date hereof, there has not been and there is not any infringement, misappropriation or any other unauthorized use of any of the Company Rights by any third party, Employee, consultant or former Employee or consultant of any Company.

(e)           The following are all valid, enforceable and subsisting:  (i) all granted and issued patents listed in Schedule 3.11(a)(iii) of the Disclosure Schedule; (ii) all Marks, and all registrations of Marks as described in subparagraph (iv) of Section 3.11(a); (iii) all copyrights and copyright registrations as described in subparagraph (ii) of Section 3.11(a); and (iv) to the knowledge of the Sellers, all Trade Secrets and other valid and material proprietary rights as described in subparagraph (v) of Section 3.11(a).

(f)           No Company has, by reason of its use, license, sale or other distribution of the Company Rights or otherwise, been alleged to have infringed upon, violated, misappropriated or misused any Intellectual Property right or other proprietary right (including, without limitation, any patent right, copyright, trade name or Trade Secret) of any third party.

(g)           No Company Rights are subject to any Order, settlement or co-existence agreement, covenant not to sue, non-assertion assurance or release restricting in any manner the use, licensing, transfer or enforcement thereof by any Company.  No Company has entered into any Contract to indemnify and/or hold harmless any other Person from or against any cause of action, charge or other claim of infringement of any third party Intellectual Property rights.  No Company has entered into any Contract granting any third party the right to bring infringement Actions, or otherwise to enforce rights with respect to any Company Intellectual Property Rights or with respect to any Company License Rights.  Each Company has the exclusive right to file, prosecute and maintain all applications and registrations with respect to the Company Intellectual Property Rights necessary to operate the Business as it is currently conducted.

(h)           Each Company has taken all reasonable measures to maintain and protect the proprietary nature of all Intellectual Property owned by such Company, including the signing by all Persons hired by such Company of nondisclosure and non-solicitation agreements, and the signing by all third parties with disclosure to or access to know-how or trade secret information of valid and binding nondisclosure agreements.  Each Company has secured valid and binding written assignments from all consultants, contractors and Employees and all other Persons who contributed to the creation or development of any Intellectual Property by or on behalf of such Company or any of all rights to such Intellectual Property that such Company does not already own by operation of law.

3.12           Accounts Receivable.  All of the accounts, notes and other receivables of each Company reflect sales made in the Ordinary Course of Business for goods or services delivered or rendered in bona fide arm’s length transactions, constitute only valid, undisputed claims, and have not been extended or rolled over in order to make them current and will be collected at their recorded amounts net of reserves for non collectibility reflected on the Financial Statements in accordance with GAAP.  No such account, note or other receivable has been assigned or pledged to any Person or, to the knowledge of the Sellers, is subject to counterclaims or setoffs or any other defenses.

3.13           Contracts and Commitments.

(a)           Schedule 3.13 of the Disclosure Schedule contains a complete and accurate list of all Company Contracts, and each Company has delivered to Buyer true, correct and complete copies of all Company Contracts, including, without limitation:

(i)           each Company Contract that involves performance of services or delivery of goods or materials to such Company of an amount or value in excess of $50,000;

(ii)           each Company Contract that involves expenditures or receipts of such Company in excess of $50,000 in a one-year period;

(iii)           intentionally omitted;

(iv)           each Company Contract or bid either (A) anticipated to result in any loss to a Company upon completion or performance thereof, or (B) that is at prices materially above or below the usual prices of such Company for the same or similar products or services;

(v)           each Lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Company Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any Company Real Property;

(vi)           each Company Contract containing covenants that purport to restrict the business activity of any Company or limit the freedom of any Company to engage in any line of business or to compete with any Person;

(vii)           each partnership, joint venture or strategic alliance agreement between any Company and a third party, whether or not a separate legal entity is created thereby;

(viii)           each Company Contract with an Employee, independent contractor or consultant of a Company that has aggregate payments in excess of $50,000 and each Contract for severance, deferred compensation or Employee Benefit Plans;

(ix)           each collective bargaining agreement or union agreement, with respect to Employees;

(x)           each Company Contract which is a small business set aside;

(xi)           each bonus, profit sharing, retirement or other form of deferred compensation plan of any Company;

(xii)           each equity purchase, option or similar plan;

(xiii)           each Contract pertaining to any Company Rights (other than off-the-shelf software);

(xiv)           each Company Contract relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any of the Properties of any Company, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements;

(xv)           each Company Contract obligating Company to provide or obtain products or services for a period of one year or more or requiring such Company to purchase or sell a stated portion of its requirements or outputs;

(xvi)           each Company Contract relating to the lease or similar arrangement of any machinery, equipment, motor vehicles, furniture, fixture or similar property of an amount or value in excess of $50,000 annually;

(xvii)           each Company Contract to which any Governmental Entity is a party; provided that Company Contracts with public schools need only be scheduled if the annual revenues from any such Company Contract exceed $50,000;

(xviii)           each Company Contract containing a power of attorney or relating to any obligations or Liabilities as guarantor, surety, co-signor, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any other Person;

(xix)           each Company Contract relating to the sale or other disposition of any Property or other rights of a Company, other than with respect to obsolete equipment;

(xx)           each Company Contract that could obligate any Company to make any refund in respect of any service performed by Company;

(xxi)           each Company Contract pursuant to which any Company is or may be obligated to make payments, contingent or otherwise, on account of or arising out of prior acquisitions or sales of businesses, assets or stock of other Persons;

(xxii)           each Company Contract of surety or indemnification, direct or indirect, by any Company;

(xxiii)           each Company Contract that provides for contingent payments or earn-outs;

(xxiv)           each Company Contract that provides for termination, acceleration or other similar rights with respect to any direct or indirect change of control of any Company;

(xxv)           each Company Contract with a Related Person;

(xxvi)           each Company Contract that involves any outstanding loan or advance in excess of $25,000 to any Person; and

(xxvii)          each other Company Contract not made in the Ordinary Course of Business.

(b)           No Company is in breach or default in any material respect, and to the knowledge of Sellers, there is no basis for any valid claim or breach or default in any material respect, under any Company Contract and, there exists no event or condition which (whether with or without notice, lapse of time, or both) would constitute a default thereunder, give rise to a right to accelerate, modify or terminate any provision thereof or give rise to any Encumbrance on any Company’s Properties or a right to any additional payments; and to the knowledge of the Sellers, no other party to any such Company Contract is in breach or default thereof in any material respect.

(c)           Each Company Contract referred to in Schedule 3.13 is valid and in full force and effect and constitutes a legal, valid and binding obligation of such Company and, to the knowledge of the Sellers, the other parties thereto.  Assuming receipt of the Consents set forth on Schedule 6.1(c), each such Company Contract is enforceable in accordance with its terms, and will continue to be valid and in full force and effect after the Closing Date except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, or by general equitable principles.

3.14           Customers, Suppliers and Subcontractors.

(a)           Schedule 3.14(a) of the Disclosure Schedule sets forth a list of the 50 largest customers of the Companies (the “Material Customers”), in order of dollar volume during the year ended December 31, 2014 and during the seven-month period ended July 31, 2015, showing total purchases in dollars from each such customer during each such period.

(b)           Schedule 3.14(b) of the Disclosure Schedule sets forth a list of the 20 largest suppliers of the Companies (the “Material Suppliers”), in order of dollar volume of purchases during the year ended December 31, 2014 and during the seven-month period ended July 31, 2015, showing total purchases in dollars from each such supplier during each such period.

(c)           There has not been any material adverse change and, to the knowledge of the Sellers, there are no facts to indicate that any material adverse change may reasonably be expected to occur in the business relationship of any Company with any Material Customer or Material Supplier.

(d)           None of the Companies is engaged in any material disputes with any Material Customer or Material Supplier and, to the knowledge of the Sellers, no Material Customer or Material Supplier intends to materially and adversely modify its relationship with any Company.  In addition, to the knowledge of the Sellers, no Material Customer or group of Material Customers is materially dissatisfied with any Company’s services.  During the two-year period prior to the date hereof, none of the Companies has granted any rebate to any Material Customer.

3.15           Insurance.

(a)           Sellers have delivered to Buyer true and complete copies of all policies of insurance set forth on Schedule 3.15(b) of the Disclosure Schedule.

(b)           Schedule 3.15(b) of the Disclosure Schedule contains a true and complete list and/or description of:

(i)           any self-insurance or co-insurance arrangement by or affecting each Company, including any reserves established thereunder;

(ii)           all insurance policies (including, but not limited to, liability, property and casualty, workers compensation, directors and officers liability, surety bonds, key man or corporate owned life insurance, vehicular and other insurance policies and contracts) covering each Company or otherwise held by or on behalf of it, or any aspect of its business or  Properties (which, for the avoidance of doubt, includes insurance policies as to which Company is an additional insured), indicating the type of coverage, name of insured, the insurer, the amount of coverage, the deductibles, the premium, the expiration date, whether such policies may be terminated upon consummation of the Transactions and other material terms thereof;

(iii)           any Contract, other than a policy of insurance, for the transfer or sharing of any risk by any Company; and

(iv)           all obligations of any Company to third parties with respect to insurance (including such obligations under Leases and service agreements) and identifies the policy under which such coverage is provided (which, for the avoidance of doubt, includes any obligation that such Company be an additional insured under any insurance policy of any subcontractor).

(c)           There are no pending claims under any of the foregoing.  To the Sellers’ knowledge, there is no valid reason why any of such insurance policies will be terminated, suspended, modified or amended, or not renewed on substantially identical terms (including, without limitation, premium costs other than with respect to standard premium increases imposed by insurance carriers), will require alteration in any material respect of any equipment or any improvements to any of the Companies’ Real Property, or the purchase of additional equipment, or the modification in any material respect of any of the principal methods of doing business, or will require a retroactive material upward adjustment in premiums.  Schedule 3.15(c) of the Disclosure Schedule also identifies the workers’ compensation and unemployment insurance ratings of each Company with respect to its Employees.  None of the Companies and, to the knowledge of the Sellers, no other party to any such insurance policy is in material default with respect thereto, nor does any condition exist that with notice or lapse of time or both would constitute such a material default by any party thereunder.  No Company has failed to give any notice or present any claim under any such insurance policy in due or timely fashion or as required thereby in a manner which may reasonably be expected to jeopardize full recovery thereunder.  All such insurance policies provide coverage in amounts and upon terms as are required by Applicable Law and that are, to the knowledge of Sellers, reasonable and adequate for Persons having similar businesses, operations and Properties as the Companies.  The reserves set forth on the combined balance sheet of the Companies as of the Balance Sheet Date are adequate and will be adequate to cover all reasonably anticipated Liabilities with respect to any self-insurance or co-insurance programs by or affecting the Companies.

3.16           Litigation.  There has not been in the five years prior to the date hereof, nor is there currently, any Action of any kind or nature whatsoever, by or before any Governmental Entity pending or, to the knowledge of the Sellers, threatened against or involving either (A) any Company or its business, assets, Properties, stockholders, officers or directors, in their respective capacities as such or (B) any Seller that questions or challenges any action taken or to be taken by such Seller pursuant to this Agreement or in connection with the Transactions or which could reasonably be expected to adversely affect the consummation of the Transactions.  To the knowledge of the Sellers, there is no valid basis for any such Action.  In the ten years prior to the date hereof, none of the Companies have been or are subject to any judgment, Order, decree or legal requirement which involves more than $50,000.  The Sellers have delivered to Buyer accurate and complete copies of all documentation relating to any of the foregoing.

3.17           Compliance with Law; Necessary Authorizations.

(a)           Each Company is duly complying and has duly complied, in the five years prior to the date hereof in all material respects, with all Applicable Laws and Permits, in respect of its business, operations and Properties including, without limitation, Health Care Laws and Practices and Health Care Permits.  To the knowledge of the Sellers, there is no present or past failure to comply or past or present events, activities or practices of any Company which interfere (or interfered) with or prevent (or prevented) continued compliance, in any material respect, with any Laws, or otherwise form the basis of any Action.  To the knowledge of the Sellers, no Company or Seller, is the subject of any investigation relating to the business of the Companies.

(b)           Schedule 3.17(b) of the Disclosure Schedule contains a complete listing and summary description of all Permits held by each Company including, without limitation, all Health Care Permits.  Each Company holds all of the Permits that are reasonably necessary to own and operate such Company’s business as presently conducted, and each such Permit is, and after the Closing will be, in full force and effect assuming receipt of the Consents set forth on Schedule 6.1(c).  Each Company is in material compliance with the terms and conditions of the Permits set forth on Schedule 3.17(b) of the Disclosure Schedule, and no Company or Seller has received any notices that any Company is in material violation of any of the terms or conditions of such Permits.  There are no proceedings pending or, to the knowledge of the Sellers, threatened, which would reasonably be expected to result in the revocation, cancellation, suspension or modification of the Permits set forth on Schedule 3.17(b) of the Disclosure Schedule, and to the knowledge of the Sellers, there is no basis therefor; and the consummation of the Transactions will not result in any such revocation, cancellation, suspension or modification nor require any Company or Buyer to make any filing or take any action in order to maintain the validity of any item listed on Schedule 3.17(b) of the Disclosure Schedule.

3.18           Environmental Matters.

(a)           All of the operations of the Companies and the use of their Properties comply and have at all times complied, in all material respects, with all applicable Environmental Laws, and no Company is subject to any material Environmental Liabilities.  To the knowledge of the Sellers, no Company, nor any other Person, has engaged in, authorized, allowed or suffered any operations or activities upon any of the Company Real Property for the purpose of or in any way involving the handling, manufacture, treatment, processing, storage, use, generation, release, discharge, emission, dumping, disposal or transportation of any Hazardous Substances at, on or under the Company Real Property, except in compliance with all applicable Environmental Laws.

(b)           To the knowledge of the Sellers, none of the Company Real Property or any other Properties of any Company contain any Hazardous Substances in, on, over, under or at such Property in concentrations or amounts which would violate Environmental Laws or impose liability or obligations on the present owner, manager, or operator of such Property under the Environmental Laws for any assessment, investigation, corrective action, remediation or monitoring of Hazardous Substances.  None of the Companies or the Sellers has received any notice, whether oral or written, from any Governmental Entity or third party of any actual or threatened Environmental Liabilities with respect to the Company Real Property or any other Properties of any Company.

(c)           To the knowledge of the Sellers, there are no underground storage tanks or Hazardous Substances (other than unregulated quantities of Hazardous Substances stored and maintained in accordance and compliance with all applicable Environmental Laws for use in the Ordinary Course of Business) in, on, over, under or at any presently owned, managed or operated on the Company Real Property.

(d)           To the knowledge of the Sellers, there are no conditions existing at any Company Real Property or with respect to any other Properties of any Company that require, or which with the giving of notice or the passage of time or both may require monitoring, assessment, investigation, remedial or corrective action, or removal or closure pursuant to the Environmental Laws.

(e)           The Sellers have provided to Buyer any and all environmental reports, assessments, audits, studies, investigations, data and other written environmental information in its custody, possession or control concerning the Company Real Property.

(f)           No Company has received any notice or claim (whether written or oral) to the effect that such Company is or may be liable to any Governmental Entity or any other Person as a result of the Release or threatened Release of a Hazardous Substance or any other violation of any Environmental Law, and, to the knowledge of the Sellers, there are no existing or prior facts, circumstances or conditions that could form the basis for such a notice or claim.  “Release” means release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the Environment or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or real property or other property, whether owned or leased.

(g)           To the knowledge of the Sellers, no Company nor any of its respective Affiliates has, either contractually or by operation of law, assumed, undertaken or otherwise become subject to any pending or unresolved Environmental Liability.

3.19           Employees; Labor Matters

(a)           Schedule 3.19(a) of the Disclosure Schedule contains a complete and accurate list of the following information for each Employee earning, as of the date hereof, aggregate annual compensation of at least $50,000 (the “Key Employees”), including each Key Employee on leave of absence or layoff status: name; job title; current compensation paid or payable (including any bonuses) and any change in compensation since January 1, 2014; vacation accrued; and service credited for purposes of vesting and eligibility to participate under each Company’s Employee Benefit Plans.

(b)           To the knowledge of Sellers, no Employee or director of any Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such Employee or director and any other Person that in any way would be reasonably expected to adversely affect (i) the performance of his or her duties as an Employee or director of such Company, or (ii) the ability of such Company to conduct its business.

(c)           No Company has been or is a party to any union or collective bargaining or other labor Contract.  Since January 1, 2013, there has not been, there is not presently pending or existing and, to knowledge of the Sellers, there is not threatened, (i) any strike, slowdown, picketing, work stoppage, or employee grievance process, or (ii) any proceeding, charge or claims against or affecting, or investigations of, any Company relating to the alleged material violation of any legal requirement pertaining to labor relations, unfair labor practices, or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration or any comparable Governmental Entity, organizational activity, or other labor or employment dispute against or affecting any Company, or (iii) any union or other collective bargaining units certified or recognized by any Company as representing any of its Employees or union organizing efforts or representation questions with respect to any of the Employees (including any application for certification of a collective bargaining agent).

(d)           To the knowledge of the Sellers, no event has occurred or circumstance exists that could reasonably be expected to provide the basis for any labor dispute.  There is no lock-out of any Employees by any Company, and no such action is contemplated by any Company.  Each Company has complied in all material respects with all Applicable Laws relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing.  To the knowledge of Sellers, no Company is liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Applicable Laws.

(e)           Without limiting the foregoing, all current Employees are, and all former Employees whose employment terminated, voluntarily or involuntarily, within three (3) years prior to the date of this Agreement, were, legally authorized to work in the United States.  Each Company has completed and retained the necessary employment verification paperwork under IRCA for Employees hired prior to the date of this Agreement, and each Company has complied with anti-discrimination provisions of IRCA.  Further, at all times prior to the date of this Agreement, each Company was in material compliance with both the employment verification provisions (including without limitation the paperwork and documentation requirements) and the anti-discrimination provisions of IRCA.

(f)           There are no worker’s compensation claims pending against any Company, and no Seller is aware of any reasonable basis for any such claim.

(g)           No Company has received notice of the intent of any Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation with respect to or relating to any Company or any Employees, and, to the knowledge of the Sellers, no such investigation is threatened or in progress.  No complaints, lawsuits or other proceedings are pending or, to the knowledge of the Sellers, threatened in any forum by or on behalf of any present or former Employee, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract for employment, any Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with any employment relationship.

3.20           Employee Benefit Plans.

(a)           There are no Plans.  No Plan is maintained outside the jurisdiction of the United States.  With respect to each Plan, as applicable, accurate and complete (i) copies of each written Plan (including all amendments thereto), (ii) written descriptions of each oral Plan, (iii) copies of related trust or funding agreements, (iv) the most recent summary plan descriptions and summaries of material modifications thereto, (v) copies of the most recent annual reports, (vi) copies of testing results, if applicable, for the last three (3) years, and (vii) copies of the most recent determination letter from the IRS for each Plan intended to qualify under Code Section 401(a) have been heretofore delivered to Buyer.  The Companies’ 401k plan has been terminated and such termination complied, in all material respects, with Applicable Laws.

(b)           No Company nor its ERISA Affiliates or any of their respective predecessors has ever contributed to, contributes to, has ever been required to contribute to, or otherwise participated in or participates in or in any way, directly or indirectly, has any liability related to any Employee Benefit Plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, including, without limitation, any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code) or any single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA), which is subject to Sections 4063, 4064 or 4069 of ERISA.

(c)           Each Company and its ERISA Affiliates, and each Plan, (within the meaning of Section 3(16) of ERISA) of each “welfare benefit plan” (within the meaning of Section 3(1) of ERISA) within the previous three (3) years providing benefits to Employees, has complied in all material respects with the requirements of Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA or similar state statute.

(d)           With respect to each of the Plans set forth in Schedule 3.20(a) of the Disclosure Schedule:

(i)           each Plan intended to qualify under Section 401(a) of the Code has received a favorable opinion or advisory letter from the IRS upon which Company may rely as to its qualified status pursuant to IRS pronouncements and any trust maintained pursuant thereto is exempt from federal income taxation under Section 501 of the Code and nothing has occurred (since the date of the determination letter) or, to the knowledge of the Sellers, is expected to occur through the date of the Closing (including, without limitation, the Transactions) that caused or reasonably could cause the loss of such qualification or exemption or the imposition of any material penalty or tax liability;

(ii)           all payments required or recommended by any Plan, any Contract, or by Law (including, without limitation, all contributions, insurance premiums, distributions, reimbursements, or intercompany charges) with respect to all periods through the date of the Closing shall have been made prior to the Closing (on a pro rata basis where such payments are otherwise discretionary at year end) or provided for by Company, by full accruals as if all targets required by such Plan had been or will be met at maximum levels on its financial statements;

(iii)           with respect to each Plan that is funded mostly or partially through an insurance policy, to the knowledge of Sellers, no Company has any Liability in the nature of retroactive rate adjustment, loss sharing arrangement or other actual or contingent Liability arising wholly or partially out of events occurring on or before the date of this Agreement or is reasonably expected to have such liability with respect to periods through the Closing Date;

(iv)           no Claim, lawsuit, arbitration or other Action has been threatened, asserted, instituted, or anticipated against such Plan (other than non-material routine Claims for benefits, and appeals of such claims), any trustee or fiduciaries thereof, any Company, any ERISA Affiliate (to the extent it could result in liability to any Company), any stockholder, member, manager, director, officer, or employee thereof, or any of the assets of any trust of such Plan;

(v)           such Plan complies, in all material respects, in form and has been maintained, funded and operated in all material respects in accordance with its terms and Applicable Law, including, without  limitation, ERISA and the Code;

(vi)           no “prohibited transaction,” within the meaning of Section 4975 of the Code and Section 406 of ERISA, has occurred or is expected to occur with respect to such Plan that resulted or may result in material liability to any Company (and the consummation of the Transactions will not constitute or directly or indirectly result in such a “prohibited transaction”); and

(vii)           no Plan is or is expected to be under audit or investigation by the IRS, Department of Labor, or any other Governmental Entity and no such completed audit, if any, has resulted in the imposition of any Tax or penalty.

(e)           The consummation of the Transactions (alone or in connection with any subsequent event, including a termination of employment) will not give rise to any Liability, including, without limitation, Liability for severance pay, unemployment compensation, termination pay, or withdrawal Liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any Employee, member, director or member of Company (whether current, former, or retired) or their beneficiaries solely by reason of such Transactions or by reason of a termination following such Transactions.  No amounts payable under any Plan will fail to be deductible for federal income tax purposes by virtue of Sections 280G of the Code.

(f)           No Company maintains, contributes to, or in any way provides for any benefits of any kind whatsoever (other than under Section 4980B of the Code, the Federal Social Security Act, or a plan qualified under Section 401(a) of the Code) to any current or future retired Employee or terminated Employee.

(g)           No Company, or any officer or employee thereof, has made any promises or commitments, whether legally binding or not, to create any additional plan, agreement, or arrangement for Employees, or to modify or change any existing Plan.

(h)           No Company maintains has any unfunded liabilities pursuant to any Plan that is not intended to be qualified under Section 401(a) of the Code and that is an “employee pension benefit plan” (as defined under ERISA), a nonqualified deferred compensation plan or an excess benefit plan.  Each Plan that is a “nonqualified deferred compensation Plan” subject to Section 409A of the Code has been operated in a good faith effort to comply with Section 409A of the Code and IRS guidance provided thereunder.

(i)           No event, condition, or circumstance exists that would prevent the amendment or termination of any Plan.

(j)           Each Company has complied with the health care continuation requirements of Part 6 of Subtitle B of Title I of ERISA (“COBRA”) or any state Law counterpart; and no Company nor any of its ERISA Affiliates has any obligations under any Employee Benefit Plan, or otherwise, to provide post-termination health or welfare benefits of any kind to any current or former employees (or any of their dependents) of such Company or any other Person, except as specifically required under COBRA or any state law counterpart.

(k)           Each individual classified as an independent contractor by any Company is properly classified as such in accordance with Applicable Law.  Each Company is in full compliance with all Applicable Laws with respect to its treatment of individuals classified as independent contractors, including for Tax withholding purposes and Plan purposes.

3.21           Business Generally.  No events or transactions have occurred which could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or which would or could be expected to prevent or impair any Company, after the Closing Date, from carrying on its business in the same manner as it is presently being conducted.

3.22           Questionable Payments.  No Company or any stockholder, director, officer, agent, Employee, or any other Person acting on behalf of any Company has, directly or indirectly, used any Company funds for unlawful contributions, gifts, entertainment, or other unlawful expenses; made any unlawful payment to government officials or employees or to political parties or campaigns; established or maintained any unlawful fund of corporate monies or other assets; made or received any bribe, or any unlawful rebate, payoff, influence payment, kickback or other payment; or made any bribe, kickback, or other payment of a similar or comparable nature, to any governmental or non-governmental Person, regardless of form, whether in money, property, or services, to obtain favorable treatment in securing business or to obtain special concessions, or to pay for favorable treatment for business or for special concessions secured.

3.23           Brokers; Finders.  No Company, or any of its shareholders, directors or officers, has taken any action that, directly or indirectly, would obligate Buyer or such Company to anyone acting as broker, finder, financial advisor or in any similar capacity in connection with this Agreement or any of the Transactions.  For the avoidance of doubt, all fees, commissions and expenses payable with respect to the items listed on Schedule 3.23 of the Disclosure Schedule shall, as between Buyer and Sellers, be the sole responsibility of Sellers.

3.24           Bank Accounts.  Schedule 3.24 of the Disclosure Schedule contains a true and complete list of (a) the names and locations of all banks, trust companies, securities brokers and other financial institutions at which any Company has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship, (b) a true and complete list and description of each such account, box and relationship and (c) the name of every Person authorized to draw thereon or having access thereto.

3.25           Disclosure.  No representation, warranty or statement by the Sellers in this Agreement (including the Disclosure Schedule) or any other Operative Document or any certificates delivered by or on behalf of the Sellers hereunder contains any untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein in light of the circumstances under which they were made, not false or misleading.  All copies of Contracts and other documents made available to Buyer or any of its Representatives pursuant hereto are complete and accurate in all material respects.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants as follows:

4.1           Organization and Qualification.  Buyer is duly organized, validly existing and in good standing in the State of Delaware with full corporate power and authority to operate its business as presently conducted.  Buyer has provided to Sellers complete and correct copies of all Organizational Documents of Buyer and such documents are complete and accurate in all material respects.

4.2           Authority: No Breach.

(a)           Buyer has all requisite power and authority to execute and deliver this Agreement and to perform, carry out and consummate the Transactions.  The execution, delivery and performance of this Agreement and the other Operative Documents have been duly authorized by all necessary corporate action on the part of Buyer.  This Agreement and the other Operative Documents has been duly executed and delivered by Buyer and constitutes its legal, valid and binding obligation, enforceable against Buyer in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

(b)           Neither the execution and delivery of this Agreement or the other Operative Documents by Buyer nor the consummation of the Transactions, nor the full performance by Buyer of its obligations hereunder do or will conflict with, violate, or result in a breach of any provision of its Organizational Documents or conflict with, violate, result in a breach of or constitute a default under any writ, injunction, statute, Law, ordinance, rule, regulation, judgment, award, decree, Order, or process of any Governmental Entity.

4.3           Certain Proceedings.  There is no Action by or before any court or Governmental Entity pending against or otherwise involving Buyer that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Transactions.  To Buyer’s knowledge, no such Action has been threatened.

4.4           Brokers; Finders.  Neither Buyer nor any of its Affiliates has taken any action that, directly or indirectly, would obligate any Seller to pay a fee to anyone acting as a broker, finder, financial advisor or in any similar capacity in connection with this Agreement or any of the Transactions.

4.5           Financing.  Buyer’s obligations to consummate the transactions contemplated by this Agreement on the terms and conditions specified herein are not subject to a financing condition or contingent upon the results of Buyer’s efforts to obtain the full amount of the financing required to effect the Closing pursuant to, and to satisfy its obligations under, Article II hereof, including paying Sellers the Purchase Price.

4.6           Buyer Common Stock Validly Issued and Fully Paid.  The shares of Buyer Common Stock to be delivered to the Sellers when issued will be (i) duly authorized, validly issued, fully paid and nonassessable, (ii) subject to Sellers compliance with the terms of the Restricted Stock Agreements described in Section 6.1(m), issued in compliance with all applicable state and federal securities Laws relating to registration or qualification thereof, and (iii) not issued in violation of any Contract to which Buyer is, or was, a party or subject to or in violation of any preemptive or similar rights of any person.

4.7           Public Filings.  Buyer has timely filed all reports, schedules, registration, statements and other documents required under Applicable Laws to be filed by it with the SEC since December 31, 2014 (the “Buyer SEC Documents”).  Buyer has delivered or made available to the Sellers true, correct and complete copies of all Buyer SEC Documents.  As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the Buyer SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act, or the Sarbanes-Oxley Act of 2002, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Documents, and none of the Buyer SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements (including, in each case, any notes thereto) of the Buyer included in the Buyer SEC Documents have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of the Buyer and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown.

ARTICLE V
COVENANTS

5.1           Conduct of Business of Company.  Except as set forth on Schedule 5.1, from the date hereof until the Closing Date, except as contemplated by this Agreement or expressly consented to by an instrument in writing signed by Buyer, Sellers will cause each Company to:

(a)           conduct its business and operations only in the Ordinary Course of Business;

(b)           not sell, assign, lease or transfer any of its Properties other than in the Ordinary Course of Business;

(c)           not permit any securities of any Company to be sold, redeemed or transferred;

(d)           not permit any of its Properties or securities to become subject to any Encumbrance;

(e)           not issue any additional securities or participate in any merger or plan of equity split, exchange or recapitalization;

(f)           not modify or terminate any Contract, instrument, license or Permit relating to its business, customers or creditors, other than in the Ordinary Course of Business;

(g)           not hire any Employees for an annual salary over $50,000 or, other than in the Ordinary Course of Business, terminate any of its Employees;

(h)           not grant any increase in the rate or terms of any Employee Benefit Plan payment or arrangement or Employee compensation;

(i)           not lend any funds, extend any credit or grant any discounts to any Person;

(j)           not engage in any transaction with any Related Person;

(k)           not enter into any Contract, make or in any way commit to any capital expenditure, in each case for an amount greater than $50,000;

(l)           intentionally omitted;

(m)           pay when due all accounts payable;

(n)           not (A) make, revoke or change any Tax election, (B) change any Tax accounting period, (C) change or revoke any Tax accounting method, (D) file any amended Tax Return, (E) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any comparable agreement under applicable Tax Law), (F) settle or compromise any Tax Claim, investigation, audit, controversy or assessment, (G) surrender any right to claim a refund of Taxes, (H) consent to any extension or waiver of the limitation period applicable to any Tax Claim, investigation, audit, controversy or assessment (I) enter into any “power of attorney” with respect to Taxes, in each case, with respect to any of the Companies;

(o)           not amend or propose to amend its Organizational Documents; and

(p)           maintain and preserve (i) its Properties in good repair, order and condition (ordinary wear and tear excepted), including, without limitation, performing, in a manner and on a basis consistent with past practice, all periodic maintenance and necessary reconditioning and (ii) all insurance upon the Properties and operations of each Company in such amounts, scope and coverage as are comparable to that in effect as of the date hereof; and

(q)           not acquire or enter into any agreement to acquire any business(whether by asset purchase, stock purchase, merger or otherwise).

(r)           Without limiting the generality of the foregoing, prior to the Closing Date, Sellers will cause each Company not to take any action which would be reasonably likely to (i) result in the incorrectness in any material respect as of the Closing Date of any representation and warranty contained in Article III, or (ii) adversely affect in any material respect the ability of the parties to consummate the Transactions (including due to the non-fulfillment of any of the covenants or conditions set forth in this Agreement).  Prior to the Closing, each of the transactions comprising the Reorganization shall be consummated as described in the applicable recital hereto and in compliance with all Applicable Law.

5.2           Filings and Authorizations.  The Sellers and Buyer, as promptly as practicable shall (i) make, or cause to be made, all such filings, submissions and notices under Laws, rules and regulations applicable to him, her or it, or his, her or its Affiliates, as may be required to consummate the Transactions, in accordance with the terms of this Agreement, (ii) use all commercially reasonable efforts to obtain, or cause to be obtained, all authorizations, approvals, Consents and waivers from all governmental and non-governmental Persons necessary to be obtained by him, her or it, or his, her or its Affiliates, in order to consummate the Transactions, and (iii) use all commercially reasonable efforts to take, or cause to be taken, all other actions necessary, proper or advisable in order for him, her or it to fulfill his, her or its obligations hereunder.  The Sellers and Buyer shall coordinate and cooperate with one another in exchanging such information and supplying such reasonable assistance as may be reasonably requested by each in connection with the foregoing.

5.3           Exclusivity.  From the date hereof until the first to occur of the Closing Date or the termination of this Agreement:

(a)           No Seller shall, nor shall such Seller permit any Company or any of their respective Affiliates or Representatives to, directly or indirectly, (i) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, exchange, purchase, disposition, refinancing or recapitalization, directly or indirectly involving any Company, its business or any material portion of the Properties of any Company, other than the Transactions (each such prohibited transaction, an “Acquisition or Refinancing Transaction”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition or Refinancing Transaction, (iii) furnish, or cause to be furnished, to any Person any information concerning any Company or its business in connection with an Acquisition or Refinancing Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.  The Sellers shall, and shall cause each Company and their respective Representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Buyer) conducted heretofore with respect to any Acquisition or Refinancing Transaction.  The Sellers shall not nor shall they permit any Company to release any third party from the confidentiality provisions of any agreement to which any Company or Seller is a party.

(b)           The Sellers shall notify Buyer orally and in writing promptly after receipt by any Seller or any Company or any of their respective Representatives of any proposal, offer or other communication from any Person (other than Buyer) concerning an Acquisition or Refinancing Transaction or any request for non-public information relating to any Company or the business of any Company or for access to the properties, books or records of Company by any Person (other than Buyer).  Such notice shall indicate the identity of the Person making the proposal or offer, or intending to make a proposal or offer or requesting non-public information or access to the Books and Records, the material terms of any such proposal or offer and copies of any written proposals or offers or amendments or supplements thereto.

5.4           Access and Information.  From the date hereof until the Closing, Sellers shall cause each Company to permit Buyer and its Representatives and financing sources to make all reasonable investigations and inspections, during reasonable business hours, of such Company, its business, Real Property, Books and Records and all other documents and information related to such Company or its business, as Buyer reasonably deems necessary, and to make copies of any such Books and Records and other documents and information.  At the request of Buyer from time to time, Sellers shall cause each Company to provide Buyer access to the customers, suppliers and Employees of such Company.  The access and investigation contemplated in this Section 5.4 shall be made upon reasonable notice and at reasonable places and times and shall be conducted in a manner that does not unreasonably interfere with the operations of such Company’s business.  No investigation or inspection pursuant to this Section 5.4 or otherwise shall in any way affect or diminish any of the representations, warranties or indemnities made by any party hereunder or the conditions to the obligations of the parties to consummate the Transactions.

5.5           Further Assurances.  The parties hereto shall from time to time after the Closing Date execute and deliver such additional instruments and documents, as any party hereto may reasonably request to consummate the transfers and other transactions contemplated hereby.

5.6           Notification of Certain Matters.  The Sellers shall promptly notify Buyer of (i) any Action in connection with the Transactions commenced or, to the knowledge of the Sellers, threatened against any Company, (ii) the occurrence or non-occurrence of any fact or event which would be reasonably likely to cause any condition set forth in Section 6.1 not to be satisfied, (iii) any representation or warranty made by the Sellers contained in this Agreement becoming untrue or inaccurate in any respect such that the condition set forth in Section 6.1(a) would not be satisfied, (iv) any change, event or circumstance that would reasonably be expected to have a material adverse effect on such party or on its ability to consummate the Transactions in a timely manner, (v) any written notice or other written communication from any Person from whom the Consent of such Person is or may be required in connection with the Transactions, and (vi) any written notice or other communication from any Governmental Entity in connection with the Transactions; provided that no such notification shall constitute an amendment to the Disclosure Schedules or be deemed to have cured a breach of the representations, warranties, covenants or agreements of the Sellers contained herein or affect the conditions to the obligations of the parties under this Agreement.

5.7           Non-Competition; Non-Solicit.

(a)           Each Seller agrees that for the period commencing on the Closing Date and ending on the fifth anniversary of the Closing Date, such Seller will not, nor will any of his or her Affiliates, directly or indirectly, or by action in concert with others, own, manage, operate, join, control, finance or participate in, or participate in the ownership, management, operation, control or financing of, or be connected as a principal, agent, Representative, consultant, employee, investor, owner, partner, manager, joint venturer or otherwise with, or permit his or her name to be used by or in connection with, any business, enterprise or other entity engaged anywhere in the United States, in the Business, provided, however, that this Section 5.7(a) shall not prevent the beneficial ownership for investment purposes of 2% or less of any class of equity securities of any such Person which are registered under Section 12 of the Exchange Act.

(b)           Each Seller agrees that for the period commencing on the Closing Date and expiring on the third anniversary of the first date in which such Seller is no longer employed by any Company or any of its Affiliates, such Seller will not, nor will any of his or her Affiliates, directly or indirectly, for their own account or on behalf of any other Person:

(i)           solicit any person who is an officer or employee (other than a secretarial or administrative employee) of any Company or any of their Affiliates as of the Closing or (ii) induce or attempt to induce any such officer or employee to leave his or her employment with any Company or any of their Affiliates; or

(ii)           solicit, divert, take away or attempt to take away any of the customers or suppliers of any Company or any of their Affiliates as of the Closing or the business or patronage of any such customers or suppliers or in any way interfere with, disrupt or attempt to disrupt any relationships then existing between any Company or any of their Affiliates and any of their respective customers or suppliers or other Persons with whom it deals, or contact or enter into any business transaction with any such customers or suppliers or other Persons for any purpose related to the Business.

(c)           Each Seller acknowledges that, in view of the nature of the business of the Companies and the business objectives of Buyer in entering into this Agreement and the Transactions, the restrictions contained in this Section 5.7 are reasonably necessary to protect the legitimate business interests of Buyer and the Companies and that any violation of such restrictions will result in irreparable injury to Buyer and/or the Companies for which damages will not be an adequate remedy.  Each Seller therefore acknowledges that, if any such restrictions are violated, Buyer and/or the Companies, and any of their Affiliates shall be entitled to a preliminary injunction and a permanent injunction against such Seller.  If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.7 is invalid or unenforceable, Sellers and Buyer agree that the applicable term or provision shall automatically be deemed modified to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

5.8           Confidential Information.  During the period commencing on the Closing Date and ending on the fifth anniversary of the Closing Date, each Seller shall treat and hold confidential all information existing as of the Closing Date related in any manner to the past, present or potential future operation of the business of each Company (including information of a business, technical, manufacturing, sales, legal, marketing, scientific, or financial nature) (collectively “Confidential Information”), and shall refrain from disclosing any Confidential Information to any third parties and from using any of the Confidential Information except as necessary to perform his or her obligations under this Agreement or as an employee of any Company or any of its Affiliates.

5.9           Public Announcements.  Prior to and following the Closing, neither Buyer, on the one hand, nor any Seller, on the other hand, nor any of their respective Affiliates or Representatives, shall issue any press release or make any public announcement with respect to the Transactions, without the prior written approval of the other parties.  Notwithstanding the foregoing, any such press release or public announcement may be made if required by applicable Law or a Securities Exchange rule; provided, that the party required to make such press release or public announcement shall, to the extent possible, confer with the other parties concerning the timing and content of such press release or public announcement before the same is made.

5.10           Seller Release.  Effective as of the Closing, each Seller, on his, her or its own behalf and on behalf of his, her or its heirs, successors, trustees, executors, administrators, assigns and any other person or entity that may claim by, through or under any of them (collectively with such Seller, the “Releasors”) releases and discharges each Company, each other Seller and their respective owners, directors, officers, agents, employees and Representatives (collectively the “Releasees”) from all Claims against the Releasees, or any of them, which the Releasors, or any of them, ever had, now has or hereafter may have, upon or by reason of any cause, matter or thing whatsoever occurring prior to the Closing Date relating to or arising out of the operations or ownership of the Companies, including (a) any Claims relating to or arising out of any securities of any Company held at any time by such Seller and (b) any dividends or distributions on such securities; provided, however, that notwithstanding anything in this Section 5.10 to the contrary, nothing herein shall be deemed a release or discharge of any obligation of Buyer to perform any of the terms, conditions and agreements contained in this Agreement or the other Operative Documents.

5.11           Subordination Agreements.  At Closing, each Seller will execute and deliver to Buyer and Buyer’s lenders Subordination Agreements in substantially the form attached hereto as Exhibit 6.1(q)(1).  In the event Buyer refinances any of its Indebtedness or incurs additional Indebtedness, each Seller hereby agrees to enter into one or more subordination agreements with Buyer’s lenders, provided that such new subordination agreements do not have terms materially more onerous to Sellers than those contained in the subordination agreements attached hereto as Exhibit 6.1(q)(1).

ARTICLE VI
CONDITIONS TO CLOSING

6.1           Conditions Precedent to Obligations of Buyer.  The obligation of Buyer under this Agreement to consummate the Transactions on the Closing Date shall be subject to the satisfaction (or Buyer’s waiver in writing), at or prior to the Closing Date, of all of the following conditions:

(a)           Representations and Warranties Accurate.  The representations and warranties of the Sellers contained in this Agreement shall be true and correct in all material respects (except for representations and warranties qualified by materiality which shall be true and correct in all respects) in each case, as of when made and as of the Closing Date as though made at and as of the Closing Date, and shall not contain any untrue statement or omit to state any fact necessary in order to make the statements and information contained therein not misleading.

(b)           Performance by Sellers.  The Sellers shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by the Sellers hereunder on or prior to the Closing Date.

(c)           Consents.  The Consents set forth on Schedule 6.1(c) required in connection with the consummation of the Transactions shall have been duly obtained, made or given, shall be in form and substance reasonably satisfactory to Buyer, shall not be subject to the satisfaction of any condition that has not been satisfied or waived and shall be in full force and effect.  All terminations or expirations of waiting periods imposed by any Governmental Entity necessary for the Transactions, if any, shall have occurred.

(d)           No Legal Prohibition.  No Action by any Governmental Entity or other Person shall have been instituted or threatened or Claim or demand made against any Company, any Seller or Buyer seeking to restrain or prohibit, or to obtain damages with respect to, the consummation of the Transactions, and no Order shall have been issued and be in effect or threatened to be issued by any Governmental Entity of competent jurisdiction, and no Law shall have been enacted or promulgated by any Governmental Entity and be in effect, which in each case restrains or prohibits the consummation of the Transactions.

(e)           Certificate.  Buyer shall have received a certificate, dated the Closing Date, signed by each Seller to the effect that the conditions set forth in Sections 6.1(a), 6.1(b), and 6.1(c) have been satisfied.

(f)           Deliveries.  Buyer shall have received from Sellers the applicable documents listed in Schedule 2.6.

(g)           No Material Adverse Effect.  Since January 1, 2015, there shall have been no Material Adverse Effect.

(h)           Execution of Employment Agreement.  Each of DD and VS shall have executed and delivered to Buyer an employment agreement substantially in the form annexed hereto as Exhibits 6.1(h)(1) and 6.1(h)(2), and shall have terminated any existing employment agreements.

(i)           Payment to Mihal Spiegel.  Sellers shall have made a payment to Mihal Spiegel in respect of her 2015 “earnout” payment in an amount equal to the product of (i) $100,000 and (ii) a fraction, the numerator of which is the number of days elapsed in 2015 though the Closing Date and the denominator of which is 365.

(j)           Stockholders’ Agreements.  Any stockholders’ agreements or other arrangements among the Sellers shall have been terminated in full and shall be of no further force or effect pursuant to an agreement in form and substance satisfactory to Buyer.

(k)           Stock Options.  Any stock options, stock option plans, or similar agreements of any of the Companies shall have been terminated in full and shall be of no further force or effect pursuant to an agreement in form and substance satisfactory to Buyer.

(l)           Non-foreign Status.  Each of New Inc., New Services and New Staffing shall have delivered to Buyer a certificate pursuant to Treasury Regulations Section 1.445-2(b) that such Seller is not a foreign person within the meaning of Section 1445 of the Code.

(m)           Restricted Stock Agreements.  Each Seller shall have executed and delivered to Buyer a Restricted Stock Agreement in substantially the form attached hereto as Exhibit 6.1(m)(1) for VS and DD and Exhibit 6.1(m)(2) for ES.

(n)           Lease Amendment.  Sellers shall have executed and delivered an amendment to the lease of the premises located at 21050 Califa Street, Woodland Hills, California 91367 in the form attached hereto as Exhibit 6.1(n).

(o)           Payoff Letters.  Buyer shall have received payoff letters and Lien releases from each holder of the Companies’ Indebtedness in form and substance satisfactory to Buyer and the Companies shall have been released from their guaranty of any Indebtedness of the Companies landlord.

(p)           Indemnification Agreement.  Each of the Sellers shall have executed and delivered to Buyer an Indemnification Agreement in favor of Buyer in substantially the form attached hereto as Exhibit 6.1(p).

(q)           Subordination Agreement.  Each of the Sellers, and Mihal Spiegel, shall have executed and delivered a subordination agreement to the Buyer and to each of the Buyer’s lenders in the form attached hereto as Exhibit 6.1(q)(1) with respect to each Seller and Exhibit 6.1(q)(2) with respect to Mihal Spiegel.  In addition, Mihal Spiegel shall have executed and delivered to Buyer a Letter Agreement in the form attached hereto as Exhibit 6.1(q)(3).

(r)           Termination/Assignment of Auto-Leases.  The auto-leases for Emily, Val, and Neil Serebryany shall have been terminated in full or transferred to such parties.

(s)           Additional Insureds.  Each of Mediscan LLC, Mediscan Diagnostic Services, LLC and Mediscan Nursing Staffing, LLC shall have been added as an additional named insured to each of the Companies’ insurance policies.

(t)           Reorganization.  The Reorganization shall have been effected in form and substance satisfactory to Buyer.

(u)           VA Contracts.  The Contracts set forth on Schedule 6.1(u) shall have been renewed for a period of at least one year on terms reasonably satisfactory to Buyer, which terms shall exclude any requirements relating to small business size.

(v)           Termination of Employment.  All physicians shall have terminated their employment with the Companies and shall have been engaged as independent contractors.

(w)           Spousal Consent.  Each married Seller shall have delivered a consent to the Transactions executed by his or her spouse, in form and substance reasonably satisfactory to Buyer.

6.2           Conditions Precedent to Obligations of Sellers.  The obligations of the Sellers under this Agreement to consummate the Transactions on the Closing Date shall be subject to the satisfaction (or waiver in writing by the Sellers’ Representative), at or prior to the Closing Date, of all of the following conditions:

(a)           Representations and Warranties Accurate.  The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects (except for representations and warranties qualified by materiality which shall be true and correct in all respects) in each case, as of when made and as of the Closing Date as though made at and as of the Closing Date, and shall not contain any untrue statement or omit to state any fact necessary in order to make the statements and information contained therein not misleading.

(b)           Performance by Buyer.  Buyer shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it hereunder on or prior to the Closing Date.

(c)           No Legal Prohibition.  No Action by any Governmental Entity or other Person shall have been instituted or threatened or Claim or demand made against any Company, any Seller or Buyer seeking to restrain or prohibit, or to obtain damages with respect to, the consummation of the Transactions, and no Order shall have been issued and be in effect or threatened to be issued by any Governmental Entity of competent jurisdiction, and no Law shall have been enacted or promulgated by any Governmental Entity and be in effect, which in each case restrains or prohibits the consummation of the Transactions.

(d)           Certificate.  Sellers’ Representatives shall have received a certificate, dated as of the Closing Date, signed on behalf of Buyer, to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

(e)           McGladrey Litigation and Alliance Litigation.  Sellers shall have received from Buyer (i) an executed assignment in the form attached as Exhibit 6.2(e)(i) hereto of all the Companies’ rights and interests in and related to the following litigation (the “McGladrey Litigation”): Mediscan, Inc.; Mediscan Diagnostics Services, Inc.; and Mediscan Nursing Staffing, Inc., as plaintiffs, v. McGladrey, LLP, as defendant, in the Superior Court of the State of California for the County of Los Angeles – Central District, Case No. BL550241 in the form attached hereto and (ii) an executed assignment in the form attached hereto as Exhibit 6.2(e)(ii) of all the Companies’ rights and interest in the Alliance Litigation.

(f)           Employment Agreements.  Each of DD and VS shall have received from Buyer an executed counterpart to the employment agreements substantially in the form annexed hereto as Exhibits 6.1(h)(1) and 6.1(h)(2), respectively.

(g)           Deliveries.  (i) Sellers shall have received from Buyer (A) the applicable documents listed in Schedule 2.6, (B) the Initial Cash Consideration as set forth in Section 2.2 hereof and (C) duly executed and validly issued certificates representing the Stock Consideration as set forth in Section 2.2 hereof, (ii) the creditors of the Sellers’ Expenses shall have received from Buyer all of the Sellers’ Expenses as set forth in Section 2.3 hereof, and (iii) the Escrow Agent shall have received from Buyer the Escrow Amount and the Class Action Escrow Amount as set forth in Section 2.4 hereof.

(h)           Lease Amendment.  Buyer shall have executed and delivered an amendment to the lease of the premises located at 21050 Califa Street, Woodland Hills, California, 91367 in the form attached hereto as Exhibit 6.1(n).

ARTICLE VII
TERMINATION

7.1           Events of Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by mutual written consent of Buyer and Sellers’ Representative;

(b)           by Buyer, if any of the Sellers has breached or failed to comply in any material respect with any of its representations, warranties, covenants or agreements contained in this Agreement and such breach, if capable of being cured, remains uncured for more than fifteen (15) days after Buyer shall have given notice to the Sellers’ Representative of such breach or failure to comply;

(c)           by Sellers’ Representative, if Buyer has breached or failed to comply in any material respect with any of its representations, warranties, covenants or agreements contained in this Agreement and such breach, if capable of being cured, remains uncured for more than fifteen (15) days after Sellers’ Representative shall have given notice to Buyer of such breach or failure to comply;

(d)           by Buyer if any of the conditions set forth in Section 6.1 shall not have been satisfied, complied with or performed (or waived in writing by Buyer) on or prior to October 31, 2015 (the “Termination Date”); provided, however, that if any of such conditions is not satisfied solely as a result of the breach by Buyer of its representations, warranties, covenants or agreements contained in this Agreement, then Buyer shall not have the right to terminate this Agreement pursuant to this clause (d).

(e)           by Sellers’ Representative if any of the conditions set forth in Section 6.2 shall not have been satisfied, complied with or performed (or waived in writing by Sellers’ Representative) on or prior to the Termination Date; provided, however, that if any of such conditions is not satisfied as a result of the breach by any of the Sellers of their respective representations, warranties, covenants or agreements contained in this Agreement, then Sellers’ Representative shall not have the right to terminate this Agreement pursuant to this clause (e); or

(f)           by Buyer or Sellers’ Representative, if there shall be in effect a final nonappealable Order restraining, enjoining or otherwise prohibiting the consummation of the Transactions.

7.2           Effect of Termination.  Termination of this Agreement pursuant to this Article VII shall terminate all Liabilities and obligations of the parties hereto and there shall be no Liability hereunder on the part of any party, except that Sections 5.9, this Section 7.2 and Article X shall survive any termination of this Agreement.  Notwithstanding the foregoing, the termination of this Agreement pursuant to this Article VII shall not relieve any party of any liability for any inaccuracy or breach of any representation or warranty or any breach or nonperformance of any covenant or obligation hereunder prior to such termination and any Losses in connection therewith, and any such termination shall not be deemed to be a waiver of any available remedy for any such inaccuracy, breach or nonperformance.  If this Agreement is terminated then, for a period of two (2) years beginning on the date of such termination, Buyer will not (i) directly or indirectly solicit any executive officer of any of the Companies, or (ii) induce or attempt to induce any such executive officer to leave his or her employment with any of the Companies.

ARTICLE VIII
INDEMNIFICATION

8.1           Survival of Representations and Warranties.  All representations and warranties contained in Articles III and IV shall survive the Closing and shall remain in full force and effect until 11:59 p.m. on the 548th day following the Closing Date; provided, however, that (w) the representations and warranties contained in Section 3.17(a) (Compliance with Law) shall remain in full force and effect until the first to occur of (A) the date that is ninety (90) days following the expiration of the applicable statute of limitations or (B) the date that is five (5) years following the Closing Date, (x) the Tax Representations and the representations and warranties contained in Sections 3.18 (Environmental Matters) and 3.20 (Employee Benefit Plans) shall remain in full force and effect until the date that is ninety (90) days following the expiration of the applicable statute of limitations, and (y) the representations and warranties contained in Sections 3.1 (Organization and Qualification), 3.2 (No Subsidiaries), 3.3(a) (Authority), 3.4 (Securities and Ownership), 3.6 (Interests of Related Persons) and 3.23 (Brokers, Finders) ((x) and (y) collectively, the “Fundamental Representations”) shall remain in full force and effect indefinitely, and (z) 4.1 (Organization and Qualification), 4.2(a) (Authority) and 4.4 (Brokers, Finders) shall remain in full force and effect indefinitely.  All covenants contained in this Agreement shall survive the execution and delivery of this Agreement in accordance with their terms.  Notwithstanding the foregoing, any Claims for indemnification asserted with reasonable specificity (to the extent known at such time) by notice to the other party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty, and such Claims shall survive until finally resolved.

8.2           Indemnification by Sellers.  From and after the Closing, Sellers shall jointly and severally indemnify and hold Buyer, its Affiliates and their respective directors, officers, employees, shareholders, members, partners, agents, Representatives, successors and assigns (collectively “Buyer Claimants” and individually a “Buyer Claimant”) harmless from, and defend each of them from and against, any and all demands, claims, Actions, Liabilities, losses, costs, damages or expenses whatsoever (including, without limitation, (i) reasonable costs of investigation and defense, (ii) reasonable attorneys’ fees and expenses, and (iii) reasonable costs and attorney’s fees and expenses in respect of any successful Action to enforce this provision) (collectively, “Claims”) asserted against, imposed upon or incurred by Buyer Claimants resulting from, arising out of or based upon:

(a)           any breach of any representation or warranty of the Sellers contained herein (other than the Tax Representations, which shall be governed exclusively by Article IX);

(b)           any breach of any covenant of any of the Sellers contained herein;

(c)           any Transaction Expenses of Sellers or any Company;

(d)           any Indebtedness of any Companies or any Liabilities due to any Seller;

(e)           the McGladrey Litigation;

(f)           the Class Action Litigation;

(g)           the Alliance Litigation; or

(h)           the Companies’ workers’ compensation insurance, including any Employee claims, unpaid premiums (including amounts payable with respect to any premium audits) and any other costs of such insurance and/or arising from Sellers’ or the Companies’ participation in the captive arrangement associated with such insurance.

The Buyer Claimants’ right to indemnification shall not be limited or affected in any way by any investigation, inquiry or examination conducted, or any knowledge acquired (or capable of being acquired), at any time by Buyer.

Notwithstanding anything contained herein to the contrary: (A) Sellers shall not be required to indemnify a Buyer Claimant pursuant to Section 8.2(a) unless and until the aggregate cumulative sum of all amounts for which indemnity would otherwise be due under this Section 8.2 exceeds $400,000 (the “Threshold”), in which case Sellers shall be responsible for the full Threshold and all of such excess; and (B) Sellers’ aggregate maximum liability for indemnification pursuant to Section 8.2(a) shall not exceed $5,000,000; provided, however, that (i) the limitations set forth in clause (A) or clause (B) of this paragraph shall not apply to any Claims brought against Sellers with respect to Fundamental Representations or for fraud, the maximum aggregate liability for such Claims shall not exceed $33,000,000, and (ii) the limitations set forth in clause (B) of this paragraph shall not apply to any Claims brought against Sellers with respect to Section 3.17(a) (Compliance with Law), the maximum aggregate liability for which such Claims shall not exceed $8,250,000.

8.3           Indemnification by Buyer.  From and after the Closing, Buyer shall indemnify and hold Sellers, their Affiliates and their respective directors, officers, employees, shareholders, members, partners, agents, Representatives, successors and assigns (collectively “Seller Claimants” and individually “Seller Claimant”) harmless from and defend each of them from and against any and all Claims asserted against, imposed upon or incurred by the Seller Claimants resulting from, arising out of or based upon:

(a)           any breach of any representation or warranty of Buyer contained herein;

(b)           any breach of any covenant or obligation of Buyer contained herein; and

(c)           any Transaction Expenses of Buyer, including any fees, commissions or similar payments by any Person having acted or claiming to have acted, directly or indirectly, as a broker, finder or Representative for Buyer in connection with the Transactions.

8.4           Terms and Conditions of Indemnification.  The respective obligations and Liabilities of Sellers and Buyer to indemnify pursuant to this Article VIII shall be subject to the following terms and conditions:

(a)           The party seeking indemnification (the “Claimant”) must give the other party or parties, as the case may be (the “Indemnitor”), prompt, written, reasonably detailed notice of any such Claim (the “Claim Notice”).  The Claimant’s failure to give a prompt Claim Notice, however, shall not serve to eliminate, limit or waive the Claimant’s right to indemnification hereunder except to the extent the Indemnitor is actually prejudiced as a result of such failure.

(b)           The respective obligations and Liabilities of Sellers and Buyer to indemnify pursuant to this Article VIII in respect of any Claim by a third party shall be subject to the following additional terms and conditions:

(i)           The Indemnitor shall have the right to undertake, by counsel or other Representatives of its own choosing reasonably satisfactory to Claimant, the defense, compromise, and settlement of such Claim unless (A) the Indemnitor fails to make reasonably adequate provision of the Indemnitor’s ability to satisfy and discharge the Claim, or (B) the claimed indemnification is subject to a Liability cap pursuant to Section 8.2 or 8.3 and the reasonably estimated amount of likely damages in connection with such Claim is greater than the unused portion of the applicable liability cap (the foregoing clauses (A) and (B), collectively, the “Litigation Conditions”).

(ii)           In the event that (A) the Indemnitor shall elect not to undertake such defense, (B) within thirty (30) days after receipt of written notice of any such Claim from Claimant, the Indemnitor shall fail to notify the Indemnitee that it will defend such Claim, or (C) any of the Litigation Conditions applies, the Claimant (upon further written notice to the Indemnitor) shall have the right to undertake the defense, compromise or settlement of such Claim, by counsel or other Representatives of its own choosing, on behalf of, at the expense of and for the account and risk of the Indemnitor; provided, that the Indemnitor may participate in such defense with counsel of its choosing at its sole cost and expense; provided, further, that the Claimant shall not settle or compromise any such Claim without the prior written consent of Indemnitor, which consent shall not be unreasonably withheld or delayed.

(iii)           Notwithstanding anything in this Section 8.4 to the contrary, (A) if there is a reasonable probability that a Claim may materially and adversely affect the Claimant other than as a result of money damages or other money payments, the Claimant shall have the right, at its own cost and expense, to participate in the defense, compromise or settlement of the Claim, (B) the Indemnitor shall not, without the Claimant’s written consent (which consent shall not be unreasonably withheld or delayed) settle or compromise any Claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claiming party or the plaintiff to the Claimant of a release from all liability in respect of such Claim, and (C) in the event that the Indemnitor undertakes defense of any Claim, the Claimant by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the Indemnitor and its counsel or other Representatives concerning such Claim and the Indemnitor and the Claimant and their respective counsel or other Representatives shall reasonably cooperate with respect to such Claim, subject to the execution and delivery of a mutually satisfactory joint defense agreement.

(c)           The amount of any Claim subject to indemnification hereunder shall be calculated net of any insurance proceeds (net of collection expenses) actually received by the Claimant on account of such Claim. Buyer and the Sellers shall use commercially reasonable efforts to recover under insurance policies for any Claims; provided, however, that all out-of-pocket costs incurred in collecting such proceeds shall be borne by the Indemnitor.  If a party receives any insurance proceeds or other compensation, with respect to a matter or claim, after having received any indemnification payment under this Agreement with respect to such matter or claim, such party will promptly refund to the other party an amount equal to such net insurance proceeds.

(d)           The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for Tax purposes as an adjustment to the Purchase Price, unless otherwise required by Law.

8.5           Qualifications.  Notwithstanding anything to the contrary in this Agreement, for purposes of this Agreement, the determination of (i) whether any representation, warranty or covenant has been breached and (ii) the amount of any damages related to any such breach shall in each instance be made without giving effect to any “Material Adverse Effect” qualifier or any materiality qualifier contained in such representations, warranties, covenants or obligations.

8.6           Working Capital Adjustments.  Buyer shall not make any claim for indemnification under this Agreement in respect of any matter to the extent the Claims have been satisfied through the calculation of any adjustment to the Purchase Price pursuant to Section 2.A.3(g).

8.7           Mitigation.  Each party shall take and shall cause its Affiliates to take all commercially reasonable steps to mitigate any Claims upon becoming aware of any event which would be reasonably expected to give rise thereto.

8.8           Limitation.  No party shall be liable hereunder to any other Person for any  punitive damages of such other person except to the extent any such punitive damages are required to be paid pursuant to a third party Claim as determined by final non-appealable judgment by a court of competent jurisdiction.

8.9           Exclusive Remedy.  From and after the Closing, except for:  (i) a Claim based upon fraud, (ii) the adjustments provided in Article IIA, (iii) the provisions of Article IX and (iv) the provisions of Sections 5.7, 5.8 and 5.9 each party’s sole and exclusive remedy for any breach or failure to be true and correct, or alleged breach or failure to be true and correct, of any representation or warranty or any covenant or agreement in this Agreement, shall be indemnification in accordance with this Article VIII.  In furtherance of the foregoing, except for (i) a Claim based upon fraud, (ii) the adjustments provided in Article IIA, (iii) the provisions of Article IX and (iv) the provisions of Sections 5.7, 5.8 and 5.9, from and after the Closing, each of the parties hereby waive, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contributions, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against the Companies, Sellers, or Buyer, as the case may be, arising under or based upon any federal, state or local Law.

ARTICLE IX
TAX MATTERS

9.1           Tax Indemnification.  Sellers shall jointly and severally indemnify the Buyer Claimants against, and hold the Buyer Claimants harmless from, any and all Claims suffered by any Buyer Claimant to the extent arising out of or resulting from or attributable to (i) any Taxes (or the non-payment thereof) of, or with respect to, any of the Companies for any Pre-Closing Tax Period, (ii) the breach or inaccuracy of any Tax Representations, (iii) all Taxes of any Person for a Pre-Closing Tax Period for which any of the Companies is liable under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or federal Law), as a transferee or successor, under any Tax agreement by Contract, or otherwise, (iv) 50% of any Transfer Taxes, and (v) costs and expenses to prepare Tax Returns for Pre-Closing Tax Periods, including any amendments thereto, excluding, in each case, (A) any Taxes imposed on any Company or for which any Company may otherwise be liable as a result of transactions outside the Ordinary Course of Business occurring after the Closing or (B) any Taxes imposed with respect to any Post-Closing Tax Period (together, the “Tax Indemnification”).

9.2           Filing Tax Returns; Payment of Taxes.

(a)           Sellers Representative shall timely prepare and file, or cause to be timely prepared and filed, in each case at Sellers’ sole expense, all Tax Returns that are required to be filed by any Company Party for all Pre-Closing Tax Periods (other than Straddle Periods of any Company following the Conversion) that are required to be filed after the Closing Date.  All such Tax Returns shall be prepared in a manner consistent with the prior practices applicable to the preparation of such Tax Returns including all elections, accounting methods and conventions (“Prior Practice”), except as required by Applicable Law.  Sellers’ Representative shall provide any such Tax Return other than income Tax Returns to Buyer for its review and comment no less than thirty (30) days prior to the due date for filing such Tax Return (including extensions).  Sellers’ Representative shall make such revisions to such Tax Returns as are reasonably requested by Buyer, and Sellers shall pay all Taxes shown to be due on such Tax Returns.

(b)           From and after the Closing Date, Buyer shall prepare and file or cause to be prepared and filed all other Tax Returns required to be filed by any Company following the Conversion for all Straddle Periods.  Sellers shall cooperate fully and promptly in connection with the preparation and filing of such Tax Returns.  All such Tax Returns shall be prepared in a manner consistent with Prior Practice, except as required by Applicable Law.  Sellers shall pay, on demand, to Buyer an amount equal to the amount of Taxes shown to be due on any such Tax Return that is allocable to the Pre-Closing Tax Period.  Buyer shall provide any such Tax Return to the Sellers’ Representative for its review and comment no less than thirty (30) days prior to the due date for filing such Tax Return (including extensions).  Buyer shall consider in good faith any revisions to such Tax Returns as are reasonably requested by the Sellers’ Representative.

9.3           Proration of Taxes.  For purposes of this Agreement, in the case of any Straddle Period: (A) the Taxes relating to any Company that are imposed on a periodic basis and not based on income or receipts (e.g., property taxes) attributable to any Pre-Closing Tax Period included in the Straddle Period shall be equal to the product of such Taxes attributable to the entire Straddle Period and a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period included in the Straddle Period, and the denominator of which is the total number of days in such Straddle Period and the amount of such Taxes attributable to any Post-Closing Tax Period included in the Straddle Period shall be the excess of the amount of the Taxes for the Straddle Period over the amount of Taxes attributable to the Pre-Closing Straddle Period included in such Straddle Period; provided, however, that, if the amount of periodic Taxes imposed for such Straddle Period reflects different rates of Tax imposed for different periods within such Straddle Period, the formula described in the preceding clause shall be applied separately with respect to each such period within the Straddle Period; and (B), the Taxes relating to any Company (other than those described in clause (A)) attributable to the Pre-Closing Tax Period shall be determined by assuming that the taxable year or period ended on the Closing Date, except that exemptions, allowances or deductions that are not covered under the rules of Sections 416(c) and 461 of the Code shall be prorated on the basis of the number of days in the annual period elapsed through the Closing Date as compared to the number of days in the annual period elapsing after the Closing Date.

9.4           Cooperation on Tax Matters.

(a)           Buyer and the Sellers shall cooperate with each other and with each other’s agents and Representatives, including accounting firms and legal counsel, as and to the extent reasonably requested by the other parties, in connection with Tax matters relating to the Companies including: (i) preparation and filing of Tax Returns (including any extensions thereto), (ii) the examination of Tax Returns, and (iii) any audit, administrative or judicial proceeding in respect of Taxes (proceedings described in clauses (ii) or (iii), a “Tax Proceeding”) assessed or proposed to be assessed.  Any information or documents provided under this Section 9.4 shall be kept confidential by the party receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or any administrative or judicial proceedings relating to Taxes, or as required by Applicable Law.

9.5           Audits and Contests with Respect to Taxes.

(a)           The Sellers shall control all Tax Proceedings relating to any income Tax Returns required to be filed by or with respect to any Company for all Pre-Closing Tax Periods; provided, that the Sellers shall provide notice to Buyer prior to settlement, compromise, discharge, litigation or otherwise disposing of any item subject to such Tax Proceeding.

(b)           Buyer shall control all other Tax Proceedings for all Tax Periods, including any Pre-Closing Tax Periods.  With respect to all such Tax Proceedings relating to a Pre-Closing Tax Period (a “Pre-Closing Tax Proceeding”), Buyer shall: (A) consult in good faith with Sellers’ Representative before taking any action in connection with the Pre-Closing Tax Proceeding that could reasonably be expected to result in a Liability to Sellers under this Article IX, (B) consult in good faith with Sellers’ Representative and offer Sellers’ Representative a reasonable opportunity to comment and approve before submitting to any Governmental Entity any written materials prepared or furnished in connection with such Pre-Closing Tax Proceeding to the extent such materials concern matters in the Pre-Closing Tax Proceeding that might result in Liability to Sellers under this Article IX, (C) conduct the Pre-Closing Tax Proceeding diligently and in good faith, and (D) not pay, discharge, settle, compromise, litigate, or otherwise dispose of any item subject to such Pre-Closing Tax Proceeding without obtaining the prior written consent of Sellers’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

9.6           Transfer Taxes.  All federal, state, local, foreign and other stamp, transfer, documentary, sales and use, value added, registration and other such taxes and fees (including any penalties and interest) applicable to, imposed upon or arising out of the Transactions (collectively, the “Transfer Taxes”) and any third party expenses incurred in the filing of all related and necessary Tax Returns shall be borne and timely paid 50% by Buyer on the one hand and 50% by Sellers on the other hand when due, and, if required, Buyer shall, or shall cause the Companies to, join in the execution of any such Tax Returns and other documentation.

9.7           Post-Closing Actions.  Except as otherwise provided in Section 9.2, none of the Buyer, any Affiliate of the Buyer, or any of the Companies shall (or shall cause or permit the Companies to) file, amend, re-file or otherwise modify any Tax Return, enter into any closing agreement, extend or waive the limitation period applicable to any Tax claim or assessment, surrender any right to claim a refund of Taxes, make or change any material Tax election, in each case, relating in whole or in part to any of the Companies with respect to any Pre-Closing Tax Period without the prior written consent of the Sellers’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

9.8           Refunds.  The amount of any refunds of Taxes of, or with respect to, the Companies that are attributable to any Pre-Closing Tax Period shall be paid, or caused to be paid, by Buyer to the Sellers; provided, that any such Tax refunds shall be for the account of Buyer (and not for the account of the Sellers) to the extent they arise from an adjustment that results in an increase in Taxes, or a reduction of Tax benefits, in a Post-Closing Tax Period.  Buyer shall not be required to pay any refunds of Taxes to Seller to the extent such refunds of Taxes were included in the calculation of Closing Working Capital.  For the avoidance of doubt nothing in this Agreement requires Buyer to file any Tax Return or to amend any Tax Return to create or increase any Tax refund.

9.9           Allocation of Purchase Price.  The Parties agree that the Purchase Price shall be allocated for federal income tax purposes among the Staffing Interests, the Mediscan Interests and the Services Interests as set forth on Schedule 9.9.  The Parties agree that an allocation of the Purchase Price (plus other relevant items) with  respect to each of the Companies amongst the Properties of such Company shall be set forth on the Initial Allocation Schedule attached hereto on or before the Closing Date.  The Initial Allocation Schedule shall be prepared in a manner consistent with the fair market values of the applicable Properties and in accordance with Code Section 1060 and consistent with the foregoing, the parties agree that substantially all the value in excess of the book value of each Company’s tangible assets will be allocated to goodwill and customer relationships.  No later than ninety (90) days after the Closing Date, Buyer shall deliver to Seller’s Representative a statement setting forth a Final Allocation Schedule incorporating any adjustments to the Purchase Price following the Closing Date, which shall be prepared in a manner consistent with the Initial Allocation Schedule.  Buyer shall permit Seller to review and comment on the Final Allocation Schedule and shall consider in good faith any revisions to such Tax Returns as are reasonably requested by the Sellers’ Representative.  Sellers and Buyer will prepare and file all Tax Returns to be filed with any Tax authority in a manner consistent with the Allocation Schedule, and will take no position inconsistent with the Allocation Schedule on any Tax Return, any discussion with or proceeding before any Tax authority, or otherwise, except to the extent that there has been a final determination by a taxing authority or tribunal that is inconsistent therewith.  In the event that the Allocation Schedule is disputed by any Tax authority, the party receiving notice of such dispute will promptly notify the other Parties thereof.

9.10           Coordination.  Notwithstanding anything else to the contrary in this Agreement, in the event of any inconsistence between the provisions of this Article IX and the provisions of Article VIII, the provisions of this Article IX shall govern.

9.11           Tax Treatment.  The Sellers and the Buyer intend for the Contribution and the QSub Election to be treated as a tax-free reorganization under Section 368(a)(1)(F) of the Code.  The Sellers and the Buyer further intend for the sale of the Interests pursuant to this Agreement to be treated as a taxable sale of the assets of each of the Companies as of the Closing Date to the Buyer.  The Sellers and the Buyer agree to treat the transactions described herein consistently with this Section 9.11 for federal and state income tax purposes.1

ARTICLE X
MISCELLANEOUS

10.1           Expenses.  Sellers and Buyer shall each pay their own respective fees and expenses for any brokers, finders, agents, investment bankers, attorneys or other Representatives as may be retained or employed by such party, directly or indirectly, in connection with this Agreement and the Transactions (such party’s “Transaction Expenses”), and Sellers shall pay the Transaction Expenses of Company.

10.2           Amendment.  This Agreement may not be modified, amended, altered or supplemented except by a written agreement executed by Buyer and Sellers Representative.

10.3           Entire Agreement.  This Agreement, together with the Exhibits and Schedules hereto, the other Operative Documents, and the Confidentiality Agreement dated May 6, 2015 by and among Buyer and Creo Capital Securities, as agent contain the entire agreement of the parties relating to the subject matter hereof, and supersede all prior agreements, understandings, representations, warranties and covenants of any kind between the parties, which are, in each case, specifically waived.  In the event of any inconsistency between the statement in the body of this Agreement and those in the Exhibits and Schedules to this Agreement, the statements in the body of this Agreement will control.

10.4           Waivers.  Waiver by any party of any breach of or failure to comply with any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement.  No waiver of any such breach or failure or of any term or condition of this Agreement shall be effective unless in a written notice signed by the waiving party and delivered, in the manner required for notices generally, to each affected party.

10.5           Notices.  All notices and other communications hereunder shall be validly given or made if in writing, (i) when delivered personally (by courier service or otherwise), (ii) when sent by electronic mail, receipt confirmed or (iii) when actually received if mailed by first-class certified or registered United States mail or recognized overnight courier service, postage-prepaid and return receipt requested, and all legal process with regard hereto shall be validly served when served in accordance with Applicable Law, in each case to the address of the party to receive such notice or other communication set forth below, or at such other address as any party hereto may from time to time advise the other parties pursuant to this Subsection:
_______________________________
1 Schedule will group customer relationships and goodwill into one category for purposes of the initial and final allocation statements even though they are separate classes for purposes of Section 1060.

If to Sellers:

Dennis Ducham, Sellers’ Representative
21050 Califa Street
Woodland Hills, CA 91367
Email: dennisd@mediscan.net

with a copy to:

Greenberg Traurig LLP
1840 Century Park East
Suite 1900
Los Angeles, CA 90067
E-mail: kelsonm@gtlaw.com
Attention: Mark J. Kelson, Esq.

If to Buyer:

Cross Country Healthcare, Inc.
6551 Park of Commerce Blvd.
Boca Raton, FL 33487
E-mail: sball@crosscountry.com
Attention: Susan E. Ball, Esq.,
General Counsel and Secretary

with a copy to:

Proskauer Rose LLP
1585 Broadway
New York, New York 10036
E-mail: srubin@proskauer.com
Attention: Stephen W. Rubin, Esq.

10.6           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document.  Any counterpart or other signature delivered by electronic mail shall be deemed for all purposes as being an effective and valid execution and delivery of this Agreement by that party.

10.7           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.  Each of the parties hereto hereby irrevocably waives personal service of process and consents to service of process by certified or registered mail, return receipt requested addressed to such party at its address set forth in Section 10.5.  Each of the parties hereto hereby consents to the exclusive jurisdiction of the United States District Court for the District of Delaware and of any Delaware state court for the purposes of all legal proceedings arising out of or relating to this Agreement or the Transactions.  Each party hereto irrevocably waives, to the fullest extent permitted by Law, any objection which he or it may now or hereafter have to the laying of venue in any such court or that any such proceeding which is brought in accordance with this Section has been brought in an inconvenient forum.  Subject to Applicable Law, process in any such proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Law or at equity or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.  Sellers and Buyer agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

10.8           Binding Effect; Third-Party Beneficiaries; Assignment.  This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective legal representatives, successors and permitted assigns.  Except as expressly set forth herein, nothing expressed or referred to in this Agreement is intended or shall by construed to give any Person other than the parties to this Agreement, or their respective legal representatives, successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.  None of the parties may assign this Agreement nor any of his, her or its rights hereunder, nor delegate any of his, her or its obligations hereunder, without the prior written consent of the other parties, except that Buyer may unilaterally assign its rights under this Agreement or any of the other Operative Documents to any of its Affiliates or to any of its or its Affiliates’ lenders.  For the avoidance of doubt, Sellers hereby agree that Buyer may unilaterally grant a security interest in its rights and interests under this Agreement or any of the other Operative Documents to its lenders.

10.9           Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction, and any such provision, to the extent invalid or unenforceable, shall be replaced by a valid and enforceable provision which comes closest to the intention of the parties underlying such invalid or unenforceable provision.

10.10           Headings.  The headings contained in this Agreement are for reference purposes only and shall not modify define, limit, expand or otherwise affect in any way the meaning or interpretation of this Agreement.

10.11           No Agency.  No party hereto shall be deemed hereunder to be an agent of, or partner or joint venturer with, any other party hereto.

10.12           Delays or Omissions.  It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by any other party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring.  It is further agreed that any Consent of any kind or character on any party’s part of any breach, default or noncompliance under this Agreement, or any waiver on such party’s part of any provisions or conditions of the Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement, or otherwise afforded to any party, shall be cumulative and not alternative.

10.13           Knowledge.  For the purposes of this Agreement, knowledge of the Sellers or words of like import mean the actual knowledge, after due inquiry into the subject matter of such representations, warranty or other statement and reasonable investigation of (i) each Seller, (ii) all of the current directors or officers of each Company and (iii) any other Person who has responsibility with respect to the relevant subject matter.

10.14           Sellers’ Representative.

(a)           Each of the Sellers hereby appoints Dennis Ducham as Sellers’ Representative (the “Sellers’ Representative”).  The Sellers’ Representative shall have the authority to act for and on behalf of each Seller, including, without limitation, to give and receive notices and communications, to act on behalf of the Sellers with respect to all matters arising under this Agreement or the other Operative Documents, to authorize delivery to Buyer of any funds and property in its possession or in the possession of the Escrow Agent in satisfaction of Claims by Buyer, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and commence, prosecute, participate in, settle, dismiss or otherwise terminate, as applicable, lawsuits and claims, mediation and arbitration proceedings, and to comply with orders of courts and awards of courts, mediators and arbitrators with respect to such suits, claims or proceedings, and to take all actions necessary or appropriate in the judgment of the Sellers’ Representative for the accomplishment of the foregoing.  The Sellers’ Representative shall for all purposes be deemed the sole authorized agent of the Sellers until such time as the agency is terminated.  Such agency may be changed by the Sellers from time to time upon not less than ten (10) days’ prior written notice to Buyer.  Any vacancy in the position of Sellers’ Representative may be filled by approval of the recipients of a majority of the Purchase Price.  No bond shall be required of the Sellers’ Representative, and the Sellers’ Representative shall not receive compensation for its services.  Notices or communications to or from the Sellers’ Representative shall constitute notice to or from each of the Sellers.

(b)           A decision, act, consent or instruction of the Sellers’ Representative shall constitute a decision, act, consent or instruction of all of the Sellers and shall be final, binding and conclusive upon each such Seller.  Buyer may rely upon any such decision, act, consent or instruction of the Sellers’ Representative as being the decision, act, consent or instruction of every Seller and shall have no liability to any Seller for any actions taken in reliance upon any such decision, act, consent or instruction of the Sellers’ Representative.

10.15           Interpretation.

(a)           The parties have participated jointly in the negotiation and drafting of this Agreement.  For all purposes (including, without limitation, in the event of an ambiguity or question of intent or interpretation arises), this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(b)           In this Agreement, unless a contrary intention appears, (i) the words, “herein,” “hereto,” “hereof’ and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof, (ii) the word “including” means “including, but not limited to”, (iii) words denoting any gender shall include all genders, (iv) the singular includes the plural and the plural includes the singular, (v) a reference in this Agreement to an Article, Section, Exhibit, Appendix or Schedule is to the articles, sections, exhibits or schedules, if any, of this Agreement and (vi) any reference to any federal, state, local, or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder.  References to $ will be references to United States Dollars, and with respect to any Contract, obligation, liability, Claim or document that is contemplated by this Agreement but denominated in currency other than United States Dollars, the amounts described in such Contract, obligation, liability, Claim or document will be deemed to be converted into United States Dollars for purposes of this Agreement as of the applicable date of determination.  Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP.  The principles of interpretation set forth in this Section 10.15 shall apply equally to all Operative Documents.

10.16           Conflicts of Counsel.  The fact that Greenberg Traurig, LLP (“GT”) acted as counsel to the Companies and/or each Seller shall not be asserted by Buyer to be a conflict preventing or limiting GT from representing in any respect any or all of the Sellers after Closing.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BUYER:

CROSS COUNTRY HEALTHCARE INC.

By:	/s/ William J. Grubbs
Name: William J. Grubbs
Title: President and Chief Executive Officer

SELLERS:
/s/ Dennis Ducham
Dennis Ducham

/s/ Emily Serebryany
Emily Serebryany

EMILY SEREBRYANY TRUST dated 4/16/14

By:	/s/ Emily Serebryany
Name: Emily Serebryany
Title: Trustee

VAL SEREBRYANY FAMILY TRUST
dated 2/18/14

By:	/s/ Val Serebryany

NEW MEDISCAN, INC.

By:
Name:
Title:

NEW MEDISCAN DIAGNOSTIC SERVICES, INC.

By:
Name:
Title:

2

NEW MEDISCAN NURSING STAFFING, INC.

By:
Name:
Title:

/s/ Dennis Ducham
Dennis Ducham, as Seller’s Representative

3